EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of November 14, 2004

among

PERRIGO COMPANY,

PERRIGO ISRAEL OPPORTUNITIES LTD.

and

AGIS INDUSTRIES (1983) LTD.

i

EXHIBITS

Exhibit A – Form of Merger Proposal

Exhibit B – Form of Affiliate Agreement

v

Page
Acquisition Proposal	62
affiliate	79
Agreement	1
ANDA Application	30
ANDA Drug Product	17
Antitrust Laws	65
Approvals	9
Blue Sky Laws	13
Buyer Change in Recommendation	64
Buyer Charter Documents	41
Buyer Common Stock	3
Buyer Disclosure Schedule	40
Buyer Employee	45
Buyer Employee Plan	45
Buyer Employment Agreement	46
Buyer Financial Statements	44
Buyer Permits	44
Buyer Recommendation	57
Buyer Restricted Stock	68
Buyer Shareholder	2
Buyer Shareholder Approval	48
Buyer Stockholders Meeting	57
Buyer Voting Agreement	2
Certificates	5
Closing	3
Closing Date	3
COBRA	20
Code	7
Companies Registrar	3
Company	1
Company Change in Recommendation	63
Company Charter Documents	10
Company Confidential Information	29
Company Contract	36
Company Copyrights	29
Company D&O Policy	67
Company Disclosure Schedule	9
Company Employee	20
Company Employee Plan	20
Company Employment Agreement	20
Company ERISA Affiliate	20
Company Financial Statements	18
Company Information Technology	29

Page
Company Insiders	70
Company Intellectual Property	29
Company Patents	29
Company Permits	15
Company Product	15
Company Recommendation	57
Company Shareholder Approval	12
Company Shareholders Meeting	55
Company Shares	3
Company Stock Option	4
Company Subsidiaries	9
Company Subsidiary	9
Company Subsidiary Charter Documents	10
Company Trade Secrets	29
Company Trademarks	29
Contract	10
DOJ	65
DOL	20
Effective Time	3
Environmental Law	36
ERISA	20
Exchange Act	13
Exchange Agent	5
Exchange Fund	6
Exchange Ratio	4
FDA	9
FFDCA	15
FMLA	20
Form S-4 Registration Statement	55
Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities	17
FTC	65
German GAAP	27
good reason	68
Governmental Entity	13
Grants	39
Hazardous Material	36
HSR Act	13
Insurance Policies	38
Insured Parties	67
Investment Center	14
IRB	16
IRS	20

Page
ISA	18
ISA/TASE Documents	18
Israeli Companies Law	1
Israeli Company Employees	24
Israeli GAAP	18
Israeli Income Tax Ruling	59
Israeli Securities Law	1
Knowledge	79
Law	14
Licensed Company Patents	30
Licensed Company Trade Secrets	30
Licensed Company Trademarks	30
Liens	10
Lock-Up Agreement	2
LTIP	41
Material Adverse Effect	9
Merger	1
Merger Consideration	3
Merger Notice	3
Merger Proposal	57
Merger Sub	1
Multiemployer Plan	21
Nasdaq	14
Non-Disclosure Agreement	60
Non-Interested Shareholders	13
Notice	55
Notice of Superior Proposal	64
OCS	14
Other Filings	56
Pension Plan	21
Permits	37
Permitted Liens	25
person	79
Post-Merger Employees	68
Post-Merger Plans	68
Principal Shareholder	2
Product Liability Insurance Policies	49
Prospectus	55
RCRA	36
Representatives	61
Retention Agreements	69
Right	3

Page
Rights Agreement	3
SEC	44
SEC Documents	44
Section 16 Information	70
Securities Act	13
Special Bonuses	69
subsidiary	79
Superior Proposal	62
Surviving Corporation	2
TASE	14
Tax	25
Tax Returns	26
Taxes	25
Termination Date	72
Termination Fee	75
U.S. GAAP	44
Undertaking Agreement	2
Vesting Date	68

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 14, 2004 among Perrigo Company, a Michigan corporation (“Buyer”), Perrigo Israel Opportunities Ltd., an Israeli company and an indirect wholly owned subsidiary of Buyer (“Merger Sub”), and Agis Industries (1983) Ltd., an Israeli public company (the “Company”).

     WHEREAS, the Boards of Directors of Buyer, Merger Sub and the Company have each determined that it is in the best interests of their respective shareholders for Buyer to acquire the Company upon the terms and subject to the conditions of this Agreement;

     WHEREAS, in furtherance of such acquisition, the Boards of Directors of Buyer, Merger Sub and the Company have each unanimously (without taking into consideration directors required to abstain from such vote pursuant to the Israeli Companies Law-5759-1999 (together with the rules and regulations promulgated thereunder, the “Israeli Companies Law”)) approved this Agreement and the merger (the “Merger”) of Merger Sub with and into the Company in accordance with Sections 314 through 327 of the Israeli Companies Law, and the Israeli Securities Law, 1968 (together with the regulations promulgated thereunder, the “Israeli Securities Law”), and upon the terms and subject to the conditions of this Agreement;

     WHEREAS, the Board of Directors of the Company has: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation (as defined herein) will be unable to fulfill the obligations of the Company to its creditors; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) determined to recommend that the shareholders of the Company approve this Agreement, the Merger and the other transactions contemplated hereby;

     WHEREAS, the Boards of Directors of Buyer and Merger Sub have each unanimously: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective companies and shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) determined to recommend that the shareholders of their respective companies approve, in the case of Buyer, the issuance of the Buyer Common Stock (as defined herein) pursuant to this Agreement, and, in the case of Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby;

     WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, Buyer is entering into (i) an Undertaking Agreement (the “Undertaking Agreement”) with Moshe Arkin (the “Principal Shareholder”) and the Company pursuant to which, among other things, the Principal Shareholder has agreed, subject to the terms and conditions therein, to retain unencumbered all shares of capital stock of the Company owned by him, to vote or deliver written consents with respect to all such shares in favor of approval of this Agreement and the transactions contemplated hereby (including the Merger) and vote or deliver written consents with respect to all such shares against any transaction that is reasonably likely to impair the ability of Buyer, Merger Sub or the Company to consummate the transactions contemplated hereby (including the Merger); and (ii) a Lock-Up Agreement (the “Lock-Up Agreement”) with the Principal Shareholder pursuant to which the Principal Shareholder has agreed to certain restrictions with respect to the sale or other disposition of Buyer Common Stock received by the Principal Shareholder in the Merger;

     WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, the Company is entering into a Voting Agreement (the “Buyer Voting Agreement”) with a certain shareholder of Buyer (the “Buyer Shareholder”) pursuant to which, among other things, such Buyer Shareholder has agreed, subject to the terms and conditions therein, to vote or deliver written consents with respect to all shares of capital stock of Buyer owned by such shareholder in favor of approval of the issuance of the Buyer Common Stock pursuant to this Agreement; and

     WHEREAS, Buyer intends to operate the Surviving Corporation’s business in Israel in substantially the same manner as the business has been operated by the Company in the past.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PLAN OF MERGER

     1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Israeli Companies Law, at the Effective Time (as defined herein), Merger Sub (as the target company (Chevrat Yaad) in the Merger) shall be merged with and into the Company (as the absorbing company (Chevra Koletet) in the Merger). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation (the “Surviving Corporation”) and shall (a) become a wholly owned direct or indirect subsidiary of Buyer, (b) be governed by the laws of the State of Israel, (c) maintain a registered office in the State of Israel and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the Israeli Companies Law. Buyer, as the sole direct or indirect shareholder of Merger Sub, shall approve or cause to be approved the Merger and this Agreement at the general shareholders meeting of Merger Sub as promptly as practicable following the execution hereof.

     1.2     Effective Time; Closing Date. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, at a time and on a date to be designated by the parties (the time and date upon which the Closing actually occurs is referred to herein as the “Closing Date”), which shall be no later than the fifth business day after the later to occur of: (a) the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied or waived as of the Closing); or (b) the 71st day after the delivery of the Merger Proposal (as defined herein) to the office of the Companies Registrar of the State of Israel (the “Companies Registrar”), or at such other time, date and location as the parties hereto shall mutually agree. On or before the Closing Date, Merger Sub and the Company shall each, in coordination with each other, deliver to the Companies Registrar a notice (the “Merger Notice”) informing the Companies Registrar that the Merger was approved by the general shareholders meetings of Merger Sub and the Company, respectively. The Merger shall become effective upon the issuance by the Companies Registrar of a certificate evidencing the completion of the Merger in accordance with section 323(5) of the Israeli Companies Law. The time at which the Merger becomes effective is referred to herein as the “Effective Time”.

     1.3     Effects of the Merger. At the Effective Time, without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

               (a)     Conversion of Company Shares. Each Ordinary Share, NIS 1.00 par value per share, of the Company (collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time, other than any Company Shares held in the treasury of the Company or owned by Buyer or any direct or indirect wholly owned subsidiary of the Company or Buyer immediately prior to the Effective Time, shall automatically be converted into and represent the right to receive the following (the “Merger Consideration”): (i) 0.8011 shares of common stock, without par value, of Buyer (the “Buyer Common Stock”); and (ii) $14.93 in cash, in each case payable without interest to the holder of such Company Share upon surrender, in the manner provided in Section 1.4, of the certificate that formerly evidenced such Company Share. Upon the issuance of any Buyer Common Stock hereunder, and pursuant to Buyer’s existing Rights Agreement dated as of April 10, 1996 (as the same may be amended from time to time, the “Rights Agreement”) between Buyer and State Street Bank & Trust Company, as rights agent, one Preferred Share Purchase Right issuable pursuant to the Rights Agreement or any other right issued in substitution therefor (a “Right”) shall be issued together with and shall attach to each share of Buyer Common Stock issued pursuant to the terms of this Agreement, unless the Rights shall have expired or been redeemed prior to the Effective Time. References in this Agreement to Buyer Common Stock shall include, unless the context requires otherwise, the Rights.

               (b)     Buyer-Owned Stock and Stock Held in Treasury. Each Company Share held in the treasury of the Company or owned by Buyer or any direct or indirect wholly owned subsidiary of the Company or of Buyer immediately prior to the Effective Time shall be cancelled and retired without any conversion or consideration paid in respect thereof, and shall cease to exist.

               (c)     Stock Options. Effective as of the Effective Time, each outstanding option or right to acquire Company Shares then outstanding (each, a “Company Stock Option”), whether or not then exercisable, shall be assumed by Buyer and converted into an option to purchase shares of Buyer Common Stock in accordance with this Section 1.3(c). Each Company Stock Option so converted shall continue to have, and be subject to, the same material terms and conditions (including vesting schedule) as set forth in the applicable agreement pursuant to which such Company Stock Option was granted immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Stock Option shall be exercisable for that number of whole shares of Buyer Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by 1.6022 (the “Exchange Ratio”), rounded to the nearest whole number of shares of Buyer Common Stock, and (ii) the per share exercise price for each share of Buyer Common Stock issuable upon exercise of each Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Stock Option was exercisable immediately prior to the Effective Time (expressed in U.S. Dollars based on the exchange rate in effect as of the close of business on the business day immediately preceding the date hereof) by the Exchange Ratio, rounded to the nearest whole cent. If not otherwise covered by a registration statement on Form S-8 in place as of the Effective Time, then as promptly as practicable, but in no event later than 60 days after the Closing, Buyer shall register the shares of Buyer Common Stock issuable upon exercise of Company Stock Option converted pursuant to this Section 1.3(c) by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form with the SEC (as defined herein), and Buyer shall use reasonable best efforts to maintain the effectiveness of such registration statement and maintain the current status of the prospectus with respect thereto for so long as such options remain outstanding. The Company shall use its reasonable best efforts to obtain any and all consents necessary to allow for the conversion of the Company Stock Options as provided in this Section 1.3(c).

               (d)     Articles of Association. At the Effective Time, the Articles of Association of the Company shall be the Articles of Association of the Surviving Corporation until thereafter amended in accordance with the Israeli Companies Law and such Articles of Association.

               (e)     Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Association of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Association of the Surviving Corporation until their respective successors are duly appointed.

               (f)     Capital Stock of Merger Sub. Each Ordinary Share, NIS 1.00 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable Ordinary Share, NIS 1.00 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

               (g)     Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Buyer Common Stock or Company Shares), cash dividends (other than any regular quarterly Buyer dividend of no more than $0.04 per share of Buyer Common Stock), stock issuance or sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Buyer Common Stock or Company Shares occurring on or after the date hereof and prior to the Effective Time.

               (h)     Fractional Shares. No fraction of a share of Buyer Common Stock will be issued to represent any fractional share interests in Buyer Common Stock to be delivered hereunder in exchange for Company Shares, but in lieu thereof each holder of shares of Company Shares who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such holder) shall, upon surrender by such holder of each Certificate (as defined herein) held thereby, receive from Buyer an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) $18.638. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

     1.4     Surrender of Certificates.

               (a)     Exchange Agent. Prior to the Effective Time, Buyer shall appoint a bank or trust company that maintains an office in Israel reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the exchange of the Merger Consideration upon surrender of certificates that immediately prior to the Effective Time represented issued and outstanding Company Shares that were converted into the right to receive Merger Consideration pursuant to Section 1.3 (the “Certificates”).

               (b)     Buyer to Provide Merger Consideration. At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent, for exchange in accordance with this Article I, the Merger Consideration and cash in an amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of Company Shares may be entitled pursuant to Section 1.3(h) and any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 1.4(d) (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 1.3(h) and 1.4(d)), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration, cash in lieu of any fractional shares of Buyer Common Stock and any dividends or other distributions contemplated to be paid for Company Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 1.4, the Exchange Fund shall not be used for any other purpose.

          (c)     Exchange Procedures. As soon as reasonably practicable after the Effective Time (but no later than three business days thereafter), Buyer shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a Certificate (i) a letter of transmittal (in the English and Hebrew languages) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent), that shall also be in such form and have such other provisions as Buyer and the Company may reasonably specify, and (ii) instructions (in the English and Hebrew languages) for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration, cash in lieu of fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 1.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.4(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time to evidence only the right to receive, upon surrender and without interest, the Merger Consideration into which the Company Shares theretofore represented by such Certificates shall have been converted pursuant to Section 1.3, cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 1.3(h) and any dividends or other distributions pursuant to Section 1.4(d).

               (d)     Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Buyer Common Stock with a record date at or after the Effective Time will be paid to the holders of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby until the surrender of such Certificate in accordance with this Section 1.4. Subject to applicable law, following surrender of any such Certificate, the Exchange Agent shall promptly deliver to the record holder thereof, without interest, certificates representing whole shares of Buyer Common Stock issued in exchange therefor along with payment of the amount of cash, if any, into which the aggregate number of Company Shares previously represented by such certificate surrendered shall have been converted pursuant to this Agreement, cash payable in lieu of fractional shares pursuant to Section 1.3(h) and the amount of any such dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock.

               (e)     Transfers of Ownership. If certificates representing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Buyer or any agent designated by it any transfer or other Taxes (as defined herein) required by reason of the issuance of certificates representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Buyer or any agent designated by it that such Tax has been paid or is not payable.

               (f)     Required Withholding. Each of the Exchange Agent and Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares such amounts as may be required to be deducted or withheld therefrom (i) if and to the extent required under the Israeli Tax Ordinance and the regulations promulgated thereunder, the Israeli Income Tax Ruling (as defined herein) or any other provision of Israeli law, statute, regulation, administrative ruling, pronouncement or other authority or judicial opinion or (ii) if required under section 3401 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar provision of United States federal, state or local or foreign Tax Law, but only to the extent that any consideration payable or otherwise deliverable pursuant to this Agreement is treated as compensation for services. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

               (g)     No Liability. Notwithstanding anything to the contrary in this Section 1.4, neither the Exchange Agent, Buyer nor any party hereto shall be liable to a holder of shares of Buyer Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.5     Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares. At the Effective Time: (a) the share transfer books of the Company shall be deemed closed, and no transfer of any certificates theretofore representing Company Shares shall thereafter be made or consummated; and (b) all holders of Certificates shall cease to have any rights as shareholders of the Company except for any right to receive the Merger Consideration, cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 1.3(h) and any dividends or other distributions pursuant to Section 1.4(d). All shares of Buyer Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.3(h) or

1.4(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

     1.6     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Buyer or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the Company Shares represented by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 1.3, any cash in lieu of fractional shares of Buyer Common Stock payable to the holder thereof pursuant to Section 1.3(h) and any dividends or other distributions payable to the holder thereof pursuant to Section 1.4(d).

     1.7     Termination of Exchange Fund. Promptly following the date that is 180 days after the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to Buyer any portion of the Exchange Fund which has not been disbursed to holders of Company Shares (including all interest and other income received by the Exchange Agent in respect of the Exchange Fund), and thereafter each holder of a Certificate may surrender such Certificate to Buyer or the Surviving Corporation and (subject to abandoned property, escheat and other similar laws) receive in consideration therefor the Merger Consideration into which the Company Shares represented by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 1.3, without interest, cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 1.3(h) and any dividends or other distributions pursuant to Section 1.4(d), but such holder shall have no greater rights against Buyer or the Surviving Corporation than may be accorded to general creditors of Buyer or the Surviving Corporation under applicable law.

     1.8     Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated hereby, the officers and directors of the Company, Merger Sub and Buyer will take any and all such lawful and necessary action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer as follows:

     2.1     Organization and Qualification; Subsidiaries.

               (a)     Each of the Company and the Company Subsidiaries (as defined herein) is a corporation duly organized and validly existing and, where such concept is applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined herein) on the Company. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where such concept is applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For the purposes of this Agreement, “Material Adverse Effect” means, with respect to any party hereto, any event, change, circumstance or state of facts which individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, materially impair the ability of such party to perform any of its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall exclude events, changes, circumstances and states of facts (i) that result or arise from events, changes, circumstances or states of facts generally affecting any industry in which such party operates or the economy in any of the countries in which such party operates, (ii) that result or arise from events, changes, circumstances or states of facts affecting general worldwide economic or capital market conditions, which in the case of each of the immediately preceding clause (i) and this clause (ii) do not materially disproportionately affect such party, (iii) specifically related to the results of pre-clinical and clinical testing (including bioequivalence testing), United States Food and Drug Administration (“FDA”) review of regulatory submissions (except to the extent that review issues relate to general FDA compliance considerations, such as compliance with good manufacturing practice requirements), including the approval by the FDA of any products of any third party that are competitive with products of the Company or any Company Subsidiary, and patent litigation for drugs that are pending or planned to be submitted for approval under abbreviated new drug applications or section 505(b)(2) applications, or (iv) that result or arise from the execution of this Agreement or the announcement of the transactions contemplated hereby.

               (b)     Section 2.1(b) of that certain Schedule dated as of the date hereof, signed by a duly authorized officer of the Company and delivered to Buyer on the date hereof (the “Company Disclosure Schedule”), lists each of the Company’s subsidiaries (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), the jurisdiction of incorporation of each Company Subsidiary and the Company’s equity interest therein, and, if not directly or indirectly wholly owned by the Company, to the Knowledge (as defined herein) of the Company, the identity and ownership interest of each of the other owners of such Company Subsidiary. Except as set forth in Section

2.1(b) of the Company Disclosure Schedule, as of the date hereof neither the Company nor any Company Subsidiary has agreed, is obligated to make or is bound (or has bound its property) by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment, arrangement or undertaking of any nature under applicable law (a “Contract”) under which it is or is reasonably likely to become obligated to make any future investment in or capital contribution to any other entity in excess of $100,000 in the aggregate with other such Contracts. Other than the Company’s interests in the Company Subsidiaries, and except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other legal entity. All of the issued and outstanding shares of capital stock of or other equity interests in each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights, and, except as set forth in Section 2.1(b) of the Company Disclosure Schedule, all such shares or interests owned by the Company or any Company Subsidiary are owned free and clear of all pledges, hypothecations, claims, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

               (c)     Memorandum of Association; Articles of Association. The Company has made available to Buyer (i) a complete and correct copy of its Memorandum of Association and Articles of Association as amended to the date of this Agreement (together, the “Company Charter Documents”) and (ii) complete and correct copies of the Articles of Incorporation, bylaws, organization documents, partnership, joint venture and operating agreements and similar constitutive documents of each Company Subsidiary as amended to the date of this Agreement (collectively, the “Company Subsidiary Charter Documents”). Such Company Charter Documents and Company Subsidiary Charter Documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company or any of the Company Subsidiaries have been commenced. Except as set forth in Section 2.1(c) of the Company Disclosure Schedule, the Company is not in violation of any of the provisions of the Company Charter Documents, and no Company Subsidiary is in violation of its applicable Company Subsidiary Charter Documents.

     2.2     Capitalization.

               (a)     The registered (authorized) share capital of the Company consists of 40,000,000 Company Shares, NIS 1.00 par value per share. As of the date hereof: (i) 31,326,116 Company Shares are issued and outstanding; (ii) except as set forth in Section 2.2(a) of the Company Disclosure Schedule, no Company Shares are held in treasury by the Company or any Company Subsidiary; and (iii) 75,000 Company Shares are reserved for issuance upon the exercise of options or the grant of the rights to purchase Company Shares.

               (b)     All issued and outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

               (c)     Section 2.2(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of Company Shares subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted; and (v) the applicable vesting schedule, including the vesting commencement date. The Company has made available to Buyer and Merger Sub accurate and complete copies of all Company option plans, if any, pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All Company Shares subject to issuance have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, there are no commitments, agreements or understandings of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding Company Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all laws applicable to the issuance of securities or stock options, and (ii) all requirements set forth in applicable Contracts, except where the failure to comply with any such requirements would not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

               (d)     Except (i) as set forth in Section 2.2(d) of the Company Disclosure Schedule, (ii) for securities that the Company owns free and clear of all Liens, options, rights of first refusal, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but specifically excluding any restrictions under applicable securities laws) directly or indirectly through one or more Company Subsidiaries, and (iii) for shares of capital stock or other similar ownership interests of Company Subsidiaries that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such Company Subsidiaries (which shares or other interests do not materially affect the Company’s control of such Company Subsidiaries), as of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Company Subsidiary, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2(d) of the Company Disclosure Schedule or as set forth in Section 2.2(a), as of the date hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any Company Subsidiary is a party or by which it is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth in Section 2.2(d) of the Company Disclosure Schedule, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or commitment to which the Company or any Company Subsidiary is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of the Company Subsidiaries.

     2.3     Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of the Company of this Agreement and receipt of required regulatory approvals and consents, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the foregoing, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

     The required votes for the approval of the Merger (the “Company Shareholder Approval”) are: (i) the affirmative vote of 75% of the voting power of the Company Shares present and voting at the Company Shareholders Meeting in person or by proxy; and (ii) if the Principal Shareholder has a “personal interest” (as such term is defined under the Israeli Companies Law) in this Agreement or the Merger, the affirmative vote of at least one-third of the aggregate voting power of the Company Shares held by shareholders that do not have a personal interest in this Agreement and the Merger and who are present and voting at the Company Shareholders Meeting (the “Non-Interested Shareholders”); provided, however, such one-third vote would not be required in the event that the total votes opposing the Merger cast by the Non-Interested Shareholders do not exceed 1% of the voting rights in the Company.

     2.4     No Conflict; Required Filings and Consents.

               (a)     Except as set forth in Section 2.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any Company Subsidiary, (ii) subject to obtaining the approval of the Company’s shareholders of this Agreement and the transactions contemplated hereby and compliance with the requirements set forth in Section 2.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which the Company’s or any Company Subsidiary’s property is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require any notice or consent pursuant to, impair the Company’s or any Company Subsidiary’s rights or alter the rights or obligations of any third party under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or rights to payment under, or result in the creation of a Lien (other than Permitted Liens (as defined herein)) on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, merger or other acquisition agreement, license, permit, franchise, concession or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or the Company’s or any Company Subsidiary’s property is bound except to the extent such conflict, violation, breach, failure to give notice or obtain consent, default, impairment of rights, losses, Liens (other than Permitted Liens) or other effect would not, in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

               (b)     Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by the Company does not and the consummation of the transactions contemplated hereby do not, and the performance of this Agreement and the transactions contemplated hereby by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission or governmental or regulatory authority, U.S. or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the “Exchange Act”), state securities laws (“Blue Sky Laws”), Israeli Securities Law, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the requirements of any Governmental Entity under applicable competition, antitrust or foreign investment laws, the approval of the Israeli

Investment Center of the Israeli Ministry of Trade & Industry (the “Investment Center”), the approval of the office of the Chief Scientist of the Israeli Ministry of Trade & Industry (“OCS”), the approval of the Israeli Commissioner of Restrictive Trade Practices to the extent required pursuant to the Restrictive Trade Practices Act, 1988, the approval of the Israeli Lands Authority, the required approvals of this Agreement by the Company’s shareholders pursuant to Israeli Law, the rules and regulations of the Nasdaq Stock Market (“Nasdaq”) and the Tel Aviv Stock Exchange (“TASE”), and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Buyer, Merger Sub or their affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     2.5     Compliance; Permits.

               (a)     Except as set forth in Section 2.5(a) of the Company Disclosure Schedule and excluding labor and employee benefits matters which are exclusively covered in Section 2.10, tax matters which are exclusively covered in Section 2.12, and environmental matters which are exclusively covered in Section 2.16, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any law, statute, code, rule, regulation (including regulations or requirements of any stock exchange), order, ordinance, judgment or decree or other pronouncement having the effect of law in the United States, Israel, or any foreign country or any state, county, city or other subdivision of any Governmental Entity including without limitation, those covering biopharmaceuticals, pharmaceuticals (including drugs), biologics, radiopharmaceuticals, controlled substances, energy, safety, health, information technology, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters (collectively, “Law”) applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or their respective properties is bound, except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity is, to the Knowledge of the Company, pending or threatened against the Company or any Company Subsidiary, nor, to the Knowledge of the Company, has during the past five years any Governmental Entity indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

               (b)     Except as set forth in Section 2.5(b) of the Company Disclosure Schedule and excluding labor and employee benefits matters which are exclusively covered in Section 2.10, tax matters which are exclusively covered in Section 2.12, and environmental matters which are exclusively covered in Section 2.16, the Company and the Company Subsidiaries hold all permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders and approvals and other authorizations from Governmental Entities to test, manufacture, market, sell or distribute their respective products, to own, lease and operate their respective properties and assets, or carry on their respective businesses as they are now being conducted or otherwise which are material to the operation of the business of the Company and the Company Subsidiary taken as a whole (collectively, the “Company Permits”). All such Company Permits are in full force and effect, and as of the date of this Agreement, none of the Company Permits has, during the past five years, been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of Company, threatened in writing, except where such failure to be in full force and effect or such withdrawal, revocation, suspension or cancellation, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each Company Subsidiary have been, during the past five years, and are in compliance in all respects with the terms of the Company Permits and any conditions placed thereon, except for any noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

               (c)     Each product subject to the Federal Food, Drug and Cosmetic Act (the “FFDCA”), the FDA regulations promulgated thereunder, or similar legal provisions in any domestic or foreign jurisdiction that is developed, manufactured, tested, packaged, labeled, marketed, sold and/or distributed by the Company or any Company Subsidiary (each such product, a “Company Product”), is being developed, researched, manufactured, tested, packaged, labeled, marketed, sold and/or distributed in compliance in all material respects with all applicable requirements under the FFDCA or similar applicable laws, including those relating to investigational use, investigational new drug applications, new drug applications, abbreviated new drug applications, good clinical and manufacturing practices, record keeping, filing of reports and patient privacy, and medical record security.

               (d)     (i)     During the past five years, neither the Company nor any Company Subsidiary has received any notice or other communication from the FDA or any other Governmental Entity in any domestic or foreign jurisdiction alleging any violation of any law by the Company or any Company Subsidiary applicable to any Company Product, except for any violation that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. During the past five years, except as identified in Section 2.5(d)(i) of the Company Disclosure Schedule, no Governmental Entity or regulatory authority has served any notice, warning letter, regulatory letter, Section 305 notice, or any other similar communication on the Company or any of the Company Subsidiaries stating that their businesses were or are in material violation of any law, regulation, rule, ordinance, clearance, approval, permissions, authorizations, consents, exemption, guidance or guideline, or were or are the subject of any material pending, threatened or anticipated administrative agency or Governmental Entity investigation, proceeding, review or inquiry, or that there are circumstances currently existing which would reasonably be expected to lead to any loss of or refusal to renew any of the Company Permits held by the Company or any of the Company Subsidiaries. All manufacturing facilities of Company and Company

Subsidiaries are operated in compliance in all material respects with the FDA’s current good manufacturing practice regulations, 21 C.F.R. Parts 210 and 211.

                    (ii)     Except as set forth in Section 2.5(d)(ii) of the Company Disclosure Schedule, during the three years prior to the date hereof, neither the Company nor any Company Subsidiary or any affiliate (as defined herein) thereof has received or been subject to any FDA Form 483’s relating to the Company Products.

                    (iii)     Section 2.5(d)(iii) of the Company Disclosure Schedule sets forth a list as of the date hereof of all of the following with respect to the Company Products in the last three years, copies of all of which have been made available to Buyer prior to the date hereof: (A) reports of inspection observations from any Governmental Entity related to manufacturing facilities where products of the Company or any Company Subsidiary, or any affiliate thereof, are being manufactured, and (B) establishment inspection reports from any Governmental Entity.

               (e)     Except as set forth in Section 2.5(e) of the Company Disclosure Schedule, all preclinical and clinical trials and bioequivalence studies conducted, supervised or monitored by the Company or the Company Subsidiaries have been conducted in compliance with all applicable federal, state, and local Laws, and the regulations and requirements of any Governmental Entity, including without limitation, FDA good clinical practice and good laboratory practice requirements except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on the Company. During the past three years the Company and the Company Subsidiaries have consistently obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials or modifications thereto, conducted, supervised or monitored by the Company and the Company Subsidiaries. In no clinical trial conducted, supervised or monitored by the Company or the Company Subsidiaries in the past three years has IRB approval been suspended, terminated, put on clinical hold or voluntarily withdrawn because of deficiencies attributed to the Company or the Company Subsidiaries.

               (f)     The Company has made available to Buyer all (i) approved and pending new drug applications (including section 505(b)(2) applications) and abbreviated new drug applications as of the date hereof, specifying related reference listed drugs, Paragraph IV patent certifications, and the status and results of all associated pre-clinical and clinical testing, and (ii) pre-clinical and clinical studies and trials and bioequivalence studies referenced in the Company’s Investigational New Drug applications, pending new drug applications (including section 505(b)(2) applications) and abbreviated new drug applications as of the date hereof, specifying related reference listed drugs, and Paragraph IV patent certifications, filed with the FDA, or any similar applications in any domestic or foreign jurisdiction, as amended from time to time, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by (A) the Company or any Company Subsidiary, (B) to the Knowledge of the Company, its licensors and their respective affiliates and (C) to the Knowledge of the Company, any third-party investigator and such third-party’s licensors. The Company has made available to Buyer true, complete and accurate copies of all material data and reports with respect to such studies and trials, all other material information regarding the efficacy and safety of the Company Products. The Company has made available to Buyer all material correspondence and contact information between the Company and the FDA and other Governmental Entity regarding the Company Products, and, to the extent provided to the Company or any Company Subsidiary, between the FDA and other Governmental Entities relating thereto.

               (g)     Except as set forth in Section 2.5(g) of the Company Disclosure Schedule, the Company has no Knowledge of any safety, efficacy, regulatory, legal or other issues that could reasonably be expected to have a material adverse effect on the FDA approval of existing products.

               (h)     During the past five years, neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any officer, employee or agent acting on behalf of the Company or any Company Subsidiary, has, unless corrected in a subsequent statement, act or disclosure made prior to the date hereof, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to violate the FDA policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any officer, employee or agent acting on behalf of the Company or any Company Subsidiary, has, during the past five years, been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar Law or authorized by 21 U.S.C. Section 335a(b) or been charged with or convicted under U.S. Law for conduct relating to the development or approval, or otherwise relating to the regulation of any Company Product that is a drug under the Generic Drug Enforcement Act of 1992, or any other relevant Law. During the past three years, neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any officer, employee or agent acting on behalf of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. Neither the Company nor any of the Company Subsidiaries, or, to the Knowledge of the Company, any of their agents or employees acting on their behalf, have violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including, without limitation, the Medicare/Medicaid Anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), and the relevant regulations in 42 C.F.R. Part 1001.

               (i)     Except as set forth in Section 2.5(i) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to an agreement to refrain from, or to limit, for any period of time, the research, development, manufacture, marketing, distribution or sale of a drug approved under an abbreviated new drug application (“ANDA Drug Product”) that it controls and is of the same kind (i.e., has the same dosage form, contains the same active pharmaceutical ingredient) as another ANDA Drug Product controlled by another party to the agreement.

     2.6     ISA/TASE Documents; Financial Statements. The Company has filed with the Israel Securities Authority (the “ISA”) and TASE and made available to Buyer all reports, schedules, forms, statements and other documents required to be filed with the ISA and TASE by the Company since January 1, 2001 (collectively, the “ISA/TASE Documents”). (i) All of the ISA/TASE Documents (other than preliminary material) complied, as of their respective filing dates, in all material respects with all applicable requirements of the ISA; (ii) none of the ISA/TASE Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later ISA/TASE Documents filed and publicly available prior to the date hereof; and (iii) the consolidated financial statements of the Company and the Company Subsidiaries included in the ISA/TASE Documents, including without limitation (A) the audited consolidated balance sheet of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2003 and the related statements of operations, retained earnings and cash flows for the fiscal year ended on such date, together with supporting notes, schedules and the report thereon from Chaikin, Cohen, Rubin and Gilboa and Kesselman and Kesselman and (B) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries for the six months ended on June 30, 2004 and the related statements of operations, retained earnings and cash flows for the period ended on such date, together with supporting notes and schedules (collectively, the “Company Financial Statements”), complied in all material respects with applicable accounting requirements and the Israeli Securities Law and Israeli Companies Law as were in effect on the date of such statement, have been prepared from the books and records of the Company in accordance with Israeli generally accepted accounting principles (“Israeli GAAP”) and the requirements of Israeli Securities Law, in each case as were in effect on the date of such statement (subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments which, individually and in the aggregate, are not material), applied on a consistent basis during the periods involved, fairly present in all material respects, in accordance with the applicable requirements of Israeli GAAP and Israeli Securities Law, in each case as were in effect on the date of such statement, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments which, individually and in the aggregate, are not material). No Company Subsidiary is required to file any forms, reports or other documents with the ISA. Except as set forth in Section 2.6 of the Company Disclosure Schedule, there are no Company Subsidiaries that are not consolidated for accounting purposes.

     2.7     No Undisclosed Liabilities. Except (a) as set forth in Section 2.7 of the Company Disclosure Schedule or the Company Financial Statements (b) for obligations incurred since June 30, 2004 that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and (c) for obligations under this Agreement and the transactions contemplated hereby, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) of a nature required by Israeli GAAP to be disclosed on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto.

     2.8     Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Company Disclosure Schedule and except for the transactions contemplated hereby, since June 30, 2004, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and there has not been: (i) any event or occurrence which has had or is reasonably likely to have a Material Adverse Effect on the Company; (ii) any authorization, declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any Company Subsidiary’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any Company Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements or cancellation of such options in accordance with Section 1.3(c); (iii) any split, combination or reclassification of any of the Company’s or any Company Subsidiary’s capital stock; (iv) any granting by the Company or any Company Subsidiary of any increase in compensation or fringe benefits, except for normal grants and increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any Company Subsidiary of any bonus, except for bonuses made in the ordinary course of business consistent with past practice (including annual bonuses with respect to 2004 to eligible Company Employees (as defined herein) determined in accordance with past practice of the Company by the Chief Executive Officer of the Company or his designee), or any granting by the Company or any Company Subsidiary of any increase in severance or termination pay or any entry by the Company or any Company Subsidiary into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in Israeli GAAP, or any material election or agreement with respect to Taxes with respect to the Company and the Company Subsidiaries; or (vi) any revaluation by the Company of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable that are material to the Company.

     2.9     Absence of Litigation. Except as set forth in Section 2.9 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any properties or rights of the Company or any Company Subsidiary, by or before any Governmental Entity, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to (a) result in the payment by the Company or any Company Subsidiary of any amounts in excess of $2,500,000 or (b) have a Material Adverse Effect on the Company.

     2.10     Employee Matters and Benefit Plans.

               (a)     Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

                         (i)     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                         (ii)     “Company Employee” shall mean any current, former or retired employee, officer or director of the Company or any Company Subsidiary;

                         (iii)     “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or arrangement of any kind (excluding any Company Employment Agreement (as defined herein)) providing for compensation, severance, termination pay, bonus, incentive compensation, pension, profit sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, worker’s compensation and other insurance, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (as defined herein), which is adopted, maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiary under which any Company Employee, or any beneficiary thereof, is covered, is eligible for coverage or has any benefit rights;

                         (iv)     “Company Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Company Subsidiary and any Company Employee;

                         (v)     “Company ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                         (vi)     “DOL” shall mean the Department of Labor;

                         (vii)     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

                         (viii)     “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

                         (ix)       “IRS” shall mean the Internal Revenue Service;

                         (x)     “Multiemployer Plan” shall mean any Pension Plan (as defined herein) which is a “multiemployer plan” as defined in Section 3(37) of ERISA;

                         (xi)     “Pension Plan” shall mean an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

          (b)     Company Employee Plans and Company Employment Agreements. Section 2.10(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each material Company Employee Plan, and each Company Employment Agreement that provides for annual base salary in excess of $100,000. The Company does not have any commitment to establish, adopt or enter into any new material Company Employee Plans or Company Employment Agreements that provide for annual base salary in excess of $100,000, or to modify any material Company Employee Plan or Company Employment Agreement that provides for annual base salary in excess of $100,000 (except to the extent required by applicable Law).

          (c)     Documents. The Company has provided or made available to Buyer and Merger Sub correct and complete copies of: (i) each Company Employee Plan listed in Section 2.10(b) of the Company Disclosure Schedule and each Company Employment Agreement listed in Section 2.10(b) of the Company Disclosure Schedule, including without limitation all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts and group insurance contracts; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan prior to the date hereof; (iii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; and (vi) all IRS determination or opinion letters with respect to each Company Employee Plan.

          (d)     Company Employee Plan Compliance. Other than a Company Employee Plan that is a Multiemployer Plan and except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect: (i) each Company Employee Plan and Company Employee Agreement has been established and maintained in all respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code (to the extent applicable); (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination or opinion letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable United States Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not

otherwise exempt for which the Company or any Company Subsidiary would incur material liability has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or any Company Employment Agreement or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing Date, without liability to Buyer, Merger Sub, the Company or any Company Subsidiary (other than for benefits accrued to date and ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Company ERISA Affiliate, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither the Company nor any ERISA Affiliate has incurred liability for any tax imposed under section 4971 through 4980E of the Code or civil liability under section 501(i) or (l) of ERISA; (viii) no tax has been imposed under section 511 of the Code with respect to any Company Employee Plan (or trust or funding vehicle pursuant thereto); and (ix) all contributions to Company Employee Plans that were required to be made under such Company Employee Plans have been made on a timely basis.

          (e)     Pension Plan. Except as set forth in Section 2.10(e) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f)     Multiemployer and Multiple Employer Plans. Except as set forth in Section 2.10(f) of the Company Disclosure Schedule, during the past six years neither the Company nor any Company ERISA Affiliate has contributed to or been obligated to contribute to any Multiemployer Plan. Except as set forth in Section 2.10(f) of the Company Disclosure Schedule, neither the Company, nor any Company ERISA Affiliate has during the past six years maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code. With respect to each Multiemployer Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no withdrawal liability has been incurred by the Company or any Company ERISA Affiliate, and the Company has no reason to believe that any such liability will be incurred prior to the Closing Date, (ii) no such plan is in “reorganization” (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of Section 4241 of ERISA), (iv) no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, and (v) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA.

          (g)     No Post-Employment Obligations. Except as set forth in Section 2.10(g) of the Company Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide, life insurance or health benefits beyond termination of employment to any person for any reason, except (i) as may be required by COBRA or other applicable Law, (ii) benefits, the full cost of which are borne by

Company Employees or their beneficiaries, or (iii) continuing coverage until the end of the month in which retirement or termination of employment occurs.

          (h)     Health Care Compliance. Except as would not be reasonably expected to result in a Material Adverse Effect, neither the Company nor any Company ERISA Affiliate has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA to the extent applicable, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Company Employees.

          (i)     Effect of Transaction. Subject to applicable Laws and except as set forth on Section 2.10(i) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or together with a second event dependent upon the consummation of the transactions contemplated hereby (e.g., termination of employment)) constitute an event under any Company Employee Plan or Company Employment Agreement that would reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

          (j)     Employment Matters. With respect to Company Employees (other than Israeli Company Employees, as defined herein), the Company and the Company Subsidiaries: (i) with respect to each applicant for employment and Company Employee, are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations (including without limitation the National Labor Relations Act) respecting employment, employment practices, terms and conditions of employment, wages and hours and workplace safety; (ii) have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any Company Employee; (iii) are not liable for any wages or any taxes (other than wages or taxes which are not yet due to be paid); and (iv) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Company’s Knowledge, threatened material labor disputes, charges, grievances, claims or actions against the Company or any Company Subsidiary regarding any employment matters.

          (k)     Labor. With respect to Company Employees (other than Israeli Company Employees): (i) except as set forth in Section 2.10(k)(i) of the Company Disclosure Schedule, within the past five years no work stoppage or labor strike against the Company or any Company Subsidiary has occurred, is pending or, to the Knowledge of the Company, threatened; (ii) the Company has no Knowledge of any activities or proceedings of any labor union to organize any Company Employees; and (iii) except as set forth in Section 2.10(k)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary.

          (l)     Employees Resident in Israel. Notwithstanding anything contained in this Agreement to the contrary, and solely with respect to employees of the Company who reside in Israel (“Israeli Company Employees”) and except as set forth in Section 2.10(l) of the Company Disclosure Schedule: (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Company Employees, or is otherwise required (under any Law, contract or otherwise) to provide benefits or working conditions beyond those required by Law or pursuant to rules and regulations thereunder (including expansion orders of the Ministry of Labor or Welfare) or of the Histadrut (General Federation of Labor) or the Coordinating Bureau of Economic Organization and the Industrialists’ Association, and neither the Company nor any Company Subsidiary has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Company Employees; (ii) all of the Israeli Company Employees are “at will” employees subject to (x) the termination notice provisions included in Company Employment Agreements, (y) collective bargaining contracts or (z) the requirements of applicable Law; (iii) except for the Company Employment Agreements described in Section 2.10(l) of the Company Disclosure Schedule, there is no contract between the Company or any Company Subsidiary and any Israeli Company Employees whose annual base salary is in excess of $100,000 or directors that cannot be terminated by the Company or such Company Subsidiary upon less than three months notice without giving rise to a claim for damages or compensation (except for statutory severance pay and accrued pay through the date hereof); (iv) the obligations of the Company and each Company Subsidiary to provide severance pay to their respective Israeli Company Employees are either fully funded or have been properly provided for in the Company’s financial statements in accordance with Israeli GAAP; (v) neither the Company nor any Company Subsidiary is liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing (other than wages or taxes which are not yet due to be paid); (vi) all amounts that the Company or any Company Subsidiary is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and to pay to any Governmental Entity as required by Israeli Tax ordinances or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any Company Subsidiary has any outstanding obligation to make any such deduction, transfer, withholding or payment (other than outstanding obligations in the ordinary course of business consistent with past practice); and (vii) the Company and the Company Subsidiaries are in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to their respective Israeli Company Employees.

     2.11     Title to Property. Except as disclosed in Section 2.11 of the Company Disclosure Schedule, and except for inventory and other property sold, licensed, leased used or otherwise disposed of in the ordinary course of business, the Company and each Company Subsidiary has good title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and material assets, free and clear of all Liens, except for: (i) Liens imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’, construction and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which the Company has, to the extent required by Israeli GAAP, set aside on its books adequate reserves; (ii) Liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate legal or administrative proceedings and as to which the Company has, to the extent required by Israeli GAAP, set aside on its books adequate reserves; (iii) with respect to leasehold interests, liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or the value of such property for the purpose of such business; and (iv) any minor imperfections of title which do not materially interfere with the present use of the property affected thereby (collectively, “Permitted Liens”), and all leases pursuant to which the Company or any Company Subsidiary lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or any Company Subsidiary or, to the Company’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a default and in respect of which the Company or Company Subsidiary has not taken adequate steps to prevent such default from occurring) except for such failures to be in good standing, valid and effective and for such defaults or events of default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 2.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any real property. All the plants, structures and equipment of the Company and the Company Subsidiaries that are material to the operations of the Company’s and the Company Subsidiaries’ business as currently conducted are in good operating condition and repair, with the exception of normal wear and tear, in all material respects.

     2.12     Taxes.

          (a)     Definition of Taxes. For the purposes of this Agreement, (i) “Tax” or, collectively, “Taxes” means (i) any and all United States, Israeli, federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, customs, fees, levies, impositions and liabilities, including, but not limited to, taxes based upon or measured by gross receipts, gross or net income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, social security, excise and property taxes, together with all interest, penalties, additions to tax and additional amounts imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause

(i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under United States Treasury Regulation Section 1.1502-6 or any comparable provision of Israeli, foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)     Tax Returns and Audits.

     Except as set forth in Section 2.12(b) of the Company Disclosure Schedule:

                    (i)     The Company and each Company Subsidiary have timely (A) (after taking into account all available extensions) filed all material returns, estimates, declarations, information statements and reports relating to Taxes required to be filed with any governmental taxing authority by the Company and each Company Subsidiary (“Tax Returns”) and such Tax Returns are true and correct and complete in all material respects and (B) paid all Taxes (other than such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken) shown as due on such Tax Returns.

                    (ii)     The Company and each Company Subsidiary have withheld from each payment made to their employees, officers, directors, independent contractors, creditors, shareholders and other third parties all material Taxes and other deductions required to be withheld and have, to the extent, within the time and in the manner required by law, paid such withheld amounts to the proper Governmental Entities.

                    (iii)     No penalty, interest or other charge is due or has been asserted in writing as of the date hereof, with respect to the late filing of any Tax Return or late payment of any Tax. Neither the Company nor any Company Subsidiary has executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax.

                    (iv)     No audit or other administrative or judicial proceeding of any material Tax Return of the Company or any Company Subsidiary is currently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other administrative or judicial proceeding. As of the date hereof, no material claim for assessment or collection of Taxes is presently being asserted in writing against the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any pending material action, proceeding or investigation by any governmental taxing authority relating to Taxes nor does the Company have Knowledge of any such threatened material action, proceeding or investigation.

                    (v)     No material claim by a Governmental Entity in a jurisdiction in which the Company or any Company Subsidiary does not file Returns that the Company or any Company Subsidiary may be subject to income or franchise or other material taxation by such jurisdiction has been proposed in writing by any Governmental Entity to the Company or any Company Subsidiary or any representative thereof.

                    (vi)     Neither the Company nor any Company Subsidiary has any liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on the Company’s balance sheet dated June 30, 2004, in accordance with Israeli GAAP, other than any liability for unpaid Taxes that may have accrued since June 30, 2004 in connection with the operation of the business of the Company and the Company Subsidiaries in the ordinary course.

                    (vii)     There are no Liens on the assets of the Company or any Company Subsidiary that arose in connection with the failure to pay Taxes, other than Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with U.S. GAAP (as defined herein), Israeli GAAP or German generally accepted accounting principles (“German GAAP”), as applicable.

                    (viii)     Neither the Company nor any Company Subsidiary (i) has ever been a member of an affiliated group filing a consolidated, combined, unitary or similar Return, (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and does not owe any amount under any such agreement, or (iii) is liable for the Taxes of any other person under United States Treasury Regulation Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract or otherwise.

                    (ix)     No Company Subsidiary that is a “United States person” for purposes of the Code has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) within the three-year period ending as of the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

                    (x)     Section 2.12(b)(x) of the Company Disclosure Schedule lists each material tax incentive granted to the Company and the Company Subsidiaries under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive. The Company and each Company Subsidiary have complied with all material requirements of Israeli law to be entitled to claim all such incentives.

                    (xi)     Neither the Company nor any Company Subsidiary has received or is subject to any written ruling from any Governmental Entity or has entered into any written and legally binding agreement related to Taxes with any Governmental Entity.

                    (xii)     The Company qualifies as an Industrial Company according to the meaning of the term in the law for the Encouragement of Industry (Taxes), 1969, and, after any applicable Tax holiday, Section 47(A1) of the law for the Encouragement of Capital Investment, 1959 applies to the Company, considering its level of foreign investment. Section 2.12(b)(xii) of the Company Disclosure Schedule sets forth the Company’s Approved Enterprise Tax status approval granted by the Investment Center. The Company has not received any written or, to the Knowledge of the Company, oral indication from the Investment Center or any other Governmental Entity that the Merger or any of the other transactions contemplated hereby will jeopardize, or adversely affect, any material tax incentive granted to the Company or any Company Subsidiary (including without limitation the Approved Enterprise Tax status of the Company and its status as an Industrial Company) or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required prior to the consummation of the Merger in order to preserve the entitlement of the Company or any Company Subsidiary to any such material tax incentive, subject to the receipt of the approval by the Investment Center of the Merger and the other transactions contemplated hereby and assuming no material change in the operation of the Company’s or any Company Subsidiary’s business by Buyer.

                    (xiii)     No Company Subsidiary that is a “United States person” for purposes of the Code has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

                    (xiv)     To the Knowledge of the Company, neither the Company nor any Company Subsidiary that is a “United States person” for purposes of the Code is a controlled foreign corporation or a passive foreign investment company as such terms are defined in Sections 957 and 1297 of the Code, respectively.

                    (xv)     To the Knowledge of the Company, neither the Company nor any Company Subsidiary that is not a “United States person” for purposes of the Code is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b), Section 882(a) or Section 887(b) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise.

     2.13     Brokers. Except for Merrill Lynch & Co. and Leumi & Co., the fees and expenses of which are described in those certain engagement letters dated as of March 29, 2004 and September 29, 2003 (as amended as of October 21, 2003, January 20, 2004 and March 29, 2004) between the Company and such parties, respectively, true and complete copies of which have been previously provided to Buyer, no agent, broker, finder, investment banker, financial advisor or other person will be entitled to any broker’s, finder’s or similar fee or commission from the Company or any affiliate thereof in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Company or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of the Company or any such affiliate.

     2.14     Intellectual Property.

               (a)     Definitions. For the purposes of this Agreement:

                    (i)     “Company Confidential Information” means any confidential or proprietary information, including without limitation manufacturing processes and product formulations, of the Company or any Company Subsidiary.

                    (ii)     “Company Copyrights” means any copyrights and registrations and applications therefor, including all renewals and extensions thereof and rights corresponding thereto in both published and unpublished works throughout the world, owned by or licensed to the Company or any Company Subsidiary.

                    (iii)     “Company Information Technology” means all communications systems and computer systems used or held for use by the Company or any Company Subsidiary, including all hardware, software, uniform resource locators, e-mail and other internet addresses, sites and domain names, and applications and registrations therefor, source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded.

                    (iv)     “Company Intellectual Property” means any Company Copyrights, Company Patents, Company Trademarks, and Company Trade Secrets owned by the Company or any Company Subsidiary.

                    (v)     “Company Patents” means any patents, together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part and any subsequent filings in any country or jurisdiction claiming priority therefrom, owned by the Company or any Company Subsidiary.

                    (vi)     “Company Trade Secrets” means any know-how, trade secrets, formulae, specifications, technical information, data, databases, processes, process technology, models, manuals, plans, designs, prototypes, drawings (including engineering and auto-cad drawings), proprietary information, blue prints and all documentation related to any of the foregoing, owned by the Company or any Company Subsidiary, except for any such item that is generally available to the public, and except for any such item that has no material value to the Company or any Company Subsidiary.

                    (vii)     “Company Trademarks” means any registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks, brand names, certification marks, trade names, logos, trade dress, all goodwill associated with the foregoing throughout the world and registrations and applications for registration in any jurisdictions thereof, including any extension, modification or renewal of any such registration or application, owned by the Company or any Company Subsidiary.

                    (viii)     “Licensed Company Patents” means any material patents, together with any extensions, reexaminations and reissues of such patents, used, held for use or licensed to the Company or any Company Subsidiary.

                    (ix)     “Licensed Company Trade Secrets” means any material know-how, formulae, technical information, processes, process technology, used, held for use or licensed to the Company or any Company Subsidiary, except for any such item that is generally available to the public.

                    (x)     “Licensed Company Trademarks” means any material registered trademarks, registered service marks, and trademark and servicemark applications including any extension, modification or renewal of any such registration used, held for use or licensed to the Company or any Company Subsidiary.

          (b)     General.

                    (i)     Except as set forth on Section 2.14(b)(i) in the Company Disclosure Schedule, and except under reasonable confidentiality requirements, neither the Company nor any Company Subsidiary has transferred ownership of, nor granted any exclusive license with respect to, any material Company Confidential Information or Company Intellectual Property to any other person, or permitted the rights of the Company or any Company Subsidiary in such material Company Confidential Information to lapse unintentionally or enter the public domain. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all material Company Confidential Information will be fully transferable, alienable or useable, as currently being used by the Company or any Company Subsidiary, by the Surviving Corporation following the Effective Time without restriction and without payment of any kind to any other person.

                    (ii)     As of the date hereof, the Company or a Company Subsidiary is free to exploit the Company Intellectual Property without obligation of payment to a present or former employee of the Company or a Company Subsidiary.

                    (iii)     Except as set forth in Section 2.14(b)(iii) of the Company Disclosure Schedule, no material Company Confidential Information or material Company Intellectual Property is subject to any proceeding or outstanding order or stipulation restricting in any manner the use, transfer or licensing thereof, or which would reasonably be expected to adversely affect the validity, use or enforceability of such material Company Confidential Information or material Company Intellectual Property. All necessary documents, recordations and certificates in connection with such material Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such material Company Intellectual Property.

                    (iv)     Except as constituted by the filing of paragraph IV certification included in an abbreviated new drug application (an “ANDA Application”) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and except for those in connection with any abbreviated new drug application made available to Buyer prior to the date hereof pursuant to Section 2.5(f), neither the Company nor any Company Subsidiary infringes upon, misappropriates, dilutes or otherwise violates any confidential information, proprietary information or intellectual property owned or controlled by any other person. Except as set forth in Section 2.14(b)(iv) of the Company Disclosure Schedule, no written notice or claim (except for those in connection with any abbreviated new drug application made available to Buyer prior to the date hereof pursuant to Section 2.5(f)) has been received by the Company or any Company Subsidiary asserting that the Company or a Company Subsidiary infringes upon, misappropriates, dilutes or otherwise violates any valid and enforceable confidential information, proprietary information or intellectual property right owned or controlled by any other person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                    (v)     Except as set forth in Section 2.14(b)(v) of the Company Disclosure Schedule, to the Company’s Knowledge, no person is infringing, misappropriating, diluting or otherwise violating, or challenging or threatening in any way, any material Company Confidential Information or material Company Intellectual Property. Neither the Company nor any Company Subsidiary has given any indemnification rights to any other person against infringement, misappropriation, dilution or other violation of any Company Confidential Information.

                    (vi)     All material Company Information Technology necessary to operate the business is owned by the Company or a Company Subsidiary free and clear of all Liens (other than Permitted Liens except security interests and leases of hardware and software), or is leased or licensed by the Company or a Company Subsidiary.

                    (vii)     Set forth in Schedule Section 2.14(b)(vii) of the Company Disclosure Schedule is a complete and correct list as of the date hereof of all URL’s used or held for use in the operation of the business of the Company and the Company Subsidiaries.

          (c)     Contracts.

                    (i)     To the Company’s Knowledge, all current senior R&D employees of the Company or any Company Subsidiary that are involved in the development of material Company Products or material Company Intellectual Property have executed written Contracts with the Company that assign to the Company all rights to all Company Confidential Information, inventions (whether or not patentable), improvements, discoveries or information made during their employment with the Company, subject to such exceptions as would not have a Material Adverse Effect on the Company.

                    (ii)     Section 2.14(c)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all material Contracts as of the date hereof relating to the Company Confidential Information and Company Intellectual Property to

which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up royalty-free and transferable license rights for “off-the-shelf” third party application software licensed for use by the Company or any Company Subsidiary. There are no outstanding or, to the Knowledge of the Company, threatened disputes or disagreements with respect to any such material Contract.

                    (iii)     To the Company’s Knowledge, all former and current technical contractors of the Company and each Company Subsidiary that are involved in the development of material Company Products or material Company Intellectual Property have executed written Contracts with the Company or a Company Subsidiary that assign to the Company or a Company Subsidiary all rights to all Company Confidential Information, inventions (whether or not patentable), improvements, discoveries or information derived from their relationship to the Company, subject to such exceptions as would not have a Material Adverse Effect on the Company.

                    (iv)     To the Company’s Knowledge, none of the technical consultants of the Company or any Company Subsidiary that are involved in the development of material Company Products or material Company Intellectual Property is subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of the Company and the Company Subsidiaries, subject to such exceptions as would not have a Material Adverse Effect on the Company.

          (d)     Patents.

                    (i)     Section 2.14(d)(i) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Company Patents in which the Company or any Company Subsidiary has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date of application and issuance or registration of such item. The Company or a Company Subsidiary owns all right, title and interest, including all causes of action (including for past infringement or other violation thereof), damages and remedies relating thereto and rights of protection of any interest therein under the laws of all applicable jurisdictions, in and to each of the Company Patents, free and clear of all Liens (other than Permitted Liens except security interests and leases of hardware and software).

                    (ii)     Section 2.14(d)(ii) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Licensed Company Patents, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date of application and issuance or registration of such item.

                    (iii)     Except as set forth in Section 2.14(d)(iii) of the Company Disclosure Schedule, to the Company’s Knowledge, the material Company Patents and the material Licensed Company Patents are in compliance in all material respects with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid, subsisting and enforceable.

                    (iv)     Except as set forth on Section 2.14(d)(iv) of the Company Disclosure Schedule (A) no material Company Patent (or, to the Company’s Knowledge, application for same) has been and no material Company Patent (or, to the Company’s Knowledge, application for same) is now involved in any interference, reissue, reexamination or opposition proceeding to which the Company or any Company Subsidiary is a party.

          (e)     Trademarks.

                    (i)     Section 2.14(e)(i) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Company Trademarks in which the Company or a Company Subsidiary has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date of issuance or registration of the item. The Company or a Company Subsidiary is the owner of all right, title and interest, including all causes of action (including for past infringement or other violation thereof), damages and remedies relating thereto and rights of protection of any interest therein under the laws of all applicable jurisdictions, in and to each of the material Company Trademarks, free and clear of all Liens (other than Permitted Liens except security interests and leases of hardware and software).

                    (ii)     Section 2.14(e)(ii) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Licensed Company Trademarks, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date and issuance or registration of the item.

                    (iii)     Except as set forth in Section 2.14(e)(iii) of the Company Disclosure Schedule, to the Company’s Knowledge, the material Company Trademarks and the material Licensed Company Trademarks that have been registered with the United States Patent and Trademark Office or any foreign counterpart thereof are in compliance in all material respects with all formal legal requirements (including timely post-registration applications), and are valid, subsisting and enforceable.

                    (iv)     Except as set forth in Section 2.14(e)(iv) of the Company Disclosure Schedule, no material Company Trademark has been in the past three years or is now involved in any opposition, invalidation or cancellation and, to the Company’s Knowledge no such action is threatened with respect to any of such listed Company Trademarks.

                    (v)     Except as set forth in Section 2.14(e)(v) of the Company Disclosure Schedule, to the Company’s Knowledge, there is no interfering trademark or trademark application of any third party with respect to the material Company Trademarks.

                    (vi)     Neither the Company nor any Company Subsidiary is a licensee of any unregistered trademarks, service marks, brand names, certification marks, trade names, logos or trade dress that is material to the Company or any Company Subsidiary.

          (f)     Copyrights. Neither the Company nor any Company Subsidiary has any material registered copyrights.

          (g)     Trade Secrets.

                    (i)     To the Company’s Knowledge, with respect to each material Company Trade Secret, the documentation relating to such Company Trade Secret is accurate and sufficient in detail and content to identify and explain it and to allow an individual having the proper education and experience its full and proper use without reliance on the knowledge or memory of any individual.

                    (ii)     To the Company’s Knowledge, the Company or a Company Subsidiary has taken all reasonable precautions to protect the secrecy and confidentiality of the material Company Trade Secrets.

                    (iii)          To the Company’s Knowledge, the Company or a Company Subsidiary is the owner of all right, title and interest in and to the material Company Trade Secrets, including all causes of action (including for past infringement or other violation thereof), damages and remedies relating thereto and rights of protection of any interest therein under the laws of all applicable jurisdictions, and has a right to use the Company Trade Secrets without payment to a third party for the use of the Company Trade Secret except for under agreements relating to Licensed Company Trade Secrets set forth in Section 2.14(g)(i) of the Company Disclosure Schedule. To the Company’s Knowledge, the material Company Trade Secrets and the material Licensed Company Trade Secrets are not part of the public knowledge or literature. No adverse claim has during the past five years been brought or, to the Company’s Knowledge, threatened against the Company’s or any Company Subsidiary’s right to any material Company Trade Secret.

     2.15     Agreements, Contracts and Commitments. Except as set forth in Section 2.15 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or is bound by:

          (a)     any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (b)     any agreement containing material indemnification or guaranty of obligations of the Company or any Company Subsidiary other than any agreement of indemnification or guarantee of obligations entered into in the ordinary course of business;

          (c)     any agreement, Contract or commitment containing any covenant limiting in any respect the right of the Company or any Company Subsidiary to engage in any line of business or to compete with any person;

          (d)     any agreement, Contract or commitment currently in force relating to the disposition or acquisition by the Company or any Company Subsidiary after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any Company Subsidiary has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company Subsidiaries;

          (e)     any material dealer, distributor, joint marketing or development agreement currently in force under which the Company or any Company Subsidiary has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which the Company or any Company Subsidiary has continuing material obligations to jointly develop any Company Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Company Subsidiary and which may not be canceled without penalty upon notice of 90 days or less;

          (f)     any material agreement, Contract or commitment currently in force to license any third party to manufacture or reproduce any Company Product, service or technology or any material agreement, Contract or commitment currently in force to sell or distribute any Company Products, service or technology involving amounts in excess of $10,000,000 per annum except agreements with distributors or sales representatives in the ordinary course of business cancelable without penalty upon notice of 90 days or less;

          (g)     any agreement, Contract or commitment currently in force to provide source code to any third party (other than the agreements with escrow agents in the ordinary course of business) for any product or technology that is material to the Company and the Company Subsidiaries taken as a whole;

          (h)     any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit other than trade payables incurred and extensions of credit to customers granted in the ordinary course of business;

          (i)     any settlement agreement under which the Company or any Company Subsidiary has material ongoing obligations;

          (j)     any agreement, Contract or commitment not otherwise disclosed pursuant to one of the other clauses of this Section 2.15 involving in excess of $10,000,000 being paid by or to the Company or any Company Subsidiary in any 12-month period; or

          (k)     any agreement or commitment binding upon the Company or the Company Subsidiaries or to which the Company or any Company Subsidiary is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted, except where such agreement or commitment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Neither the Company nor any Company Subsidiary has, during the past five years received written notice that it has breached, violated or defaulted under (which breach, violation or default has not been cured in a timely manner), any of the material terms or conditions of any of the agreements, Contracts or commitments to which the Company or any Company Subsidiary is a party or by which it is bound that are required to be disclosed in Section 2.15 of the Company Disclosure Schedule (any such agreement, contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such material Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). The Company has made available to Buyer and Merger Sub true and correct copies of any Contracts between the Company and its top ten customers.

     2.16     Environmental Matters.

               (a)     Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                    (i)     “Environmental Law” shall mean any and all federal, state, local, provincial, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Permits (as defined herein), judgments, decrees, injunctions or agreements with any Governmental Entity, relating to the protection of health and the environment, worker health and safety, or governing the treatment, storage, transportation, disposal or release of Hazardous Materials (as defined herein), whether in the United States, Israel or any other jurisdiction, including but not limited to: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time prior to the Closing Date.

                    (ii)     “Hazardous Material” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes in any amount or concentration which are defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” or “contaminants” or words of similar import, under any Environmental Law.

               (b)     Except as set forth in Section 2.16(b) of the Company Disclosure Schedule:

                    (i)     In each jurisdiction in which the Company or any Company Subsidiary operates, the Company and each Company Subsidiary is in compliance with all Environmental Laws applicable to the Company and any such Company Subsidiary in such jurisdiction, including, without limitation, possessing and complying with all permits, licenses, certificates, approvals, consents or other authorizations issued by any Governmental Entity (“Permits”) required for the ownership or operation of the owned or leased real property and the operations conducted thereat under applicable Environmental Laws, except for such noncompliance or failure to hold such Permits as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

                    (ii)     There is no pending or, to the Knowledge of the Company, threatened claim, suit, order, notice of violation, complaint, request for information, proceedings or administrative hearing or, to the Knowledge of the Company, investigation, against the Company or any Company Subsidiary, under or pursuant to any Environmental Law, that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has received written notice from any person, including, without limitation, any Governmental Entity, alleging that the Company or any Company Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and which may, either individually or in the aggregate, result in a Material Adverse Effect on the Company.

                    (iii)     Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other person has disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by the Company or any Company Subsidiary, or to the Knowledge of the Company, exposed any person (including any Company Employee) to any Hazardous Materials or any environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to the Company or any Company Subsidiary, except for such liability or clean-up obligation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                    (iv)Neither the Company nor any Company Subsidiary, any predecessors of the Company or any Company Subsidiary, nor any entity previously owned by the Company or any Company Subsidiary, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any location which would be reasonably likely, either individually or in the aggregate, to result in a Material Adverse Effect on the Company.

                    (v)     Neither the Company nor any Company Subsidiary has assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other person, arising under or relating to Environmental Laws, including without limitation any obligation for investigation, corrective or remedial action, other than any such assumptions, agreements or undertakings (A) in connection with financing agreements, (B) agreements for transportation of products or Hazardous Materials outside of the United States, (C) that are no longer in effect or (D) that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                    (vi)     There have been no material environmental investigations, studies, audits, tests, reviews or other analyses which are in the possession of the Company or any Company Subsidiary (or any representatives thereof) prepared on or after January 1, 1999, with respect to any real properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary which have not been delivered to Buyer prior to execution of this Agreement.

                    (vii)     The representations and warranties set forth in this Section 2.16 are the Company’s sole and exclusive representations and warranties with respect to environmental matters.

     2.17     Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Merrill Lynch & Co., dated as of the date hereof, to the effect that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of Company Shares, and the Company will provide a copy of such written opinion to Buyer promptly and in any event within two business days following the date hereof.

     2.18     Insurance. True and correct copies of all material insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”) were provided or made available to Buyer prior to the date hereof. Except as set forth in Section 2.18 of the Company Disclosure Schedule, there is no material claim by the Company or any Company Subsidiary pending under any of the Insurance Policies as to which coverage has been denied or rejected by the underwriters of such policies.

     2.19     Board Approval.

               (a)     The Board of Directors of the Company, at a meeting duly called and held in compliance with the requirements of the Israeli Companies Law and Israeli Securities Law, unanimously (without taking into consideration directors required to abstain from such vote pursuant to the Israeli Companies Law) has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company’s shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the Company’s shareholders vote for the approval of this Agreement, the Merger and the other transactions contemplated hereby. The Company has furnished to Buyer a copy, certified by the Secretary of the Company, of resolutions of the Board of Directors of the Company approving and adopting this Agreement, the Merger and the other transactions contemplated hereby.

               (b)     The audit committee of the Company, at a meeting duly called and held in compliance with the requirements of the Israeli Companies Law and Israeli Securities Law, unanimously (without taking into consideration directors required to abstain from such vote pursuant to the Israeli Companies Law) has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of the Company and the Company’s shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the Company’s shareholders vote for the approval of this Agreement, the Merger and the other transactions contemplated hereby. The Company has furnished to Buyer a copy, certified by the Secretary of the Company, of the resolutions of the audit committee of the Company approving and adopting this Agreement, the Merger and the other transactions contemplated hereby.

     2.20     Inapplicability of Certain Statutes. Other than the Israeli Companies Law and the Israeli Securities Law, the Company is not subject to any law regarding corporate procedures in business combinations that would apply to the Merger or any other transaction contemplated by this Agreement.

     2.21     Grants, Incentives and Subsidies. Section 2.21 of the Company Disclosure Schedule provides a complete list as of June 30, 2004 of all pending and outstanding grants, incentives and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company or any Company Subsidiary, including, without limitation, (i) Approved Enterprise Status from the Investment Center and (ii) grants from the OCS. The Company has made available to Buyer and Merger Sub, prior to the date hereof, correct copies of all documents evidencing Grants submitted by the Company or any Company Subsidiary and of all letters of approval, and supplements thereto, granted to the Company or any Company Subsidiary. Section 2.21 of the Company Disclosure Schedule details all material undertakings of the Company or any Company Subsidiary given in connection with the Grants. Without limiting the generality of the foregoing, Section 2.21 of the Company Disclosure Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company or any Company Subsidiary with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company or any Company Subsidiary and the composition of such obligations or amount by the product or product family to which it relates, in each case as of June 30, 2004. The Company and the Company Subsidiaries are in compliance, in all material respects, with the terms and conditions of their respective Grants and, except as disclosed in Section 2.21 of the Company Disclosure Schedule hereto, have duly fulfilled, in all material respects, all the undertakings relating thereto required to be fulfilled prior to the date hereof. The Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants.

     2.22     Listing on Tel Aviv Stock Exchange. The Company Shares are quoted on the TASE. The Company is in material compliance with all present requirements for listing and trading of the Company shares on the TASE.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

     Each of Buyer and Merger Sub represents and warrants to the Company as follows:

     3.1     Organization and Qualification; Subsidiaries.

               (a)     Each of Buyer, Merger Sub and their subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Buyer, Merger Sub and their subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. Each of Buyer, Merger Sub and their subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

               (b)     Section 3.1 of that certain disclosure schedule dated as of the date hereof, signed by a duly authorized officer of Buyer and delivered to the Company on the date hereof (the “Buyer Disclosure Schedule”) lists each of Buyer’s and Merger Sub’s subsidiaries, the jurisdiction of incorporation of each such subsidiary, and Buyer’s or Merger Sub’s equity interest therein and, if not directly or indirectly wholly owned by Buyer or the Merger Sub, to the Knowledge of Buyer, the identity and ownership interest of each of the owners of such subsidiary of Buyer or the Merger Sub. Except as set forth in Section 3.1 of Buyer Disclosure Schedule, as of the date hereof neither Buyer, Merger Sub nor any of their subsidiaries has agreed, is obligated to make or is bound (or has bound its property) by any Contract under which it is or is reasonably likely to become obligated to make, any future investment in or capital contribution to any other entity in excess of $2,000,000 in the aggregate with other such Contracts. Other than Buyer’s and Merger Sub’s interest in their subsidiaries, and except as set forth in Section 3.1 of the Buyer Disclosure Schedule, neither Buyer, Merger Sub nor any of their subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible into, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture, trust, association unincorporated organization or other legal entity. All of the issued and outstanding shares of capital stock of or other equity interests in each subsidiary of Buyer or Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights, and except as set forth in Section 3.1(b) of the Buyer Disclosure Schedule, all such shares or interests owned by Buyer, Merger Sub or another subsidiary of Buyer free and clear of all Liens.

               (c)     Certificate of Incorporation and Bylaws. Each of Buyer and Merger Sub has previously furnished to the Company (i) complete and correct copies of its Certificate of Incorporation and Bylaws as amended to the date of this Agreement (together, the “Buyer Charter Documents”) and (ii) complete and correct copies of the Articles of Incorporation, bylaws, organization documents, partnership, joint venture and operating agreements and similar constitutive documents of each subsidiary of Buyer and Merger Sub as amended to the date of this Agreement. Such Buyer Charter Documents and the equivalent organizational documents of each of Buyer’s and Merger Sub’s subsidiaries are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding Buyer, Merger Sub or any of their subsidiaries have been commenced. Neither Buyer nor Merger Sub is in violation of any of the provisions of the Buyer Charter Documents, and no subsidiary of Buyer or Merger Sub is in violation of any of its equivalent organizational documents.

     3.2     Capitalization. The authorized capital stock of Buyer consists of (i) 200,000,000 shares of Buyer Common Stock, no par value, and (ii) 10,000 shares of Buyer Preferred Stock, no par value. As of October 13, 2004, 71,217,193 shares of Buyer Common Stock were issued and outstanding. As of the date hereof, no shares of Buyer Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1000 Ordinary Shares, NIS 1.00 par value per share. As of the date hereof, 1000 of Merger Sub’s Ordinary Shares were issued and outstanding. On June 30, 2004, options to purchase 6,050,000 shares of Buyer Common Stock were outstanding pursuant to Buyer’s 2003 Long-Term Incentive Plan (the “LTIP”). Except as set forth in the immediately preceding sentence, no shares of capital stock, options, warrants, convertible securities or any other equity securities of Buyer are issued or outstanding except as set forth in the SEC Documents (as defined herein) and except for the Rights. All of the outstanding shares of Buyer’s and Merger Sub’s respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Buyer Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Buyer Common Stock to be issued pursuant to the transactions contemplated by this Agreement (including any such shares of Buyer Common Stock which may be issued in connection with the exercise of any options or warrants issued by Buyer in connection with this Agreement) will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of Buyer’s and Merger Sub’s subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares owned by Buyer, Merger Sub or another subsidiary are owned free and clear of all Liens, agreements and limitations in Buyer’s or Merger Sub’s voting rights. As of the date hereof, other than as set forth above, neither Buyer nor Merger Sub has any other securities authorized, reserved for issuance, issued or outstanding.

     3.3     Authority Relative to this Agreement. Each of Buyer and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Buyer Shareholder Approval (as defined herein) and receipt of required regulatory approvals and consents, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the foregoing, the execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of Buyer and Merger Sub, and, subject to the Buyer Shareholder Approval, no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, constitutes a valid, legal and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof.

     3.4     No Conflict; Required Filings and Consents.

               (a)     Except as set forth in Section 3.4 of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by each of Buyer and Merger Sub does not, and the performance of this Agreement by each of Buyer and Merger Sub shall not, (i) conflict with or violate the Buyer Charter Documents or equivalent organizational documents of any of Buyer’s or Merger Sub’s subsidiaries, (ii) subject to obtaining the consents, approvals, authorizations and permits, and making the registrations, filings and notifications set forth in Section 3.4(b) (or Section 3.4(b) of the Buyer Disclosure Schedule), conflict with or violate any law applicable to Buyer, Merger Sub or any of their subsidiaries or by which it or their respective properties are bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require any notice or consent pursuant to, or impair Buyer’s, Merger Sub’s or any of their subsidiary’s rights or alter the rights or obligations of any third party under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or rights to payment under, or result in the creation of a Lien or encumbrance on any of the properties or assets of Buyer or Merger Sub or any of their subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, merger or other acquisition agreement, license, permit, franchise, concession or other instrument or obligation to which Buyer, Merger Sub or any of their subsidiaries is a party or by which Buyer, Merger Sub or any of their subsidiaries or their or any of their respective properties are bound, except to the extent such conflict, violation, breach, failure to give notice or obtain consent, default, impairment rights, losses or Liens or other effect would not, in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

               (b)     The execution and delivery of this Agreement by each of Buyer and Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by each of Buyer and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act and the requirements of foreign Governmental Entities, (ii) filings with the Investment Center, (iii) consent of the OCS, (iv) consent or any approval of the Israeli Commissioner of Restrictive Trade Practices and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

     3.5     Compliance; Permits.

               (a)     Except as set forth in Section 3.5(a) of the Buyer Disclosure Schedule, and excluding labor and employee benefits matters which are exclusively covered in Section 3.10, tax matters which are exclusively covered in Section 3.12 and environmental matters which are exclusively covered in Section 3.15, neither Buyer, Merger Sub nor any other subsidiary of Buyer is in conflict with, or in default or violation of, (i) any Law applicable to Buyer, Merger Sub or any other subsidiary of Buyer or by which its or any of their respective properties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Buyer, Merger Sub or any other subsidiary of Buyer is a party or by which Buyer, Merger Sub or any other subsidiary of Buyer or its or their respective properties is bound, except for such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer. No investigation or review by any Governmental Entity is, to the Knowledge of Buyer, pending or threatened against Buyer, Merger Sub or any other subsidiary of Buyer, nor, to the Knowledge of Buyer, has during the past three years any Governmental Entity indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

               (b)     Except as set forth in Section 3.5(b) of the Buyer Disclosure Schedule and excluding labor and employee benefits matters which are exclusively covered in Section 3.10, tax matters which are exclusively covered in Section 3.12, and environmental matters which are exclusively covered in Section 3.15, Buyer and its subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders and approvals and other authorizations from Governmental Entities to test, manufacture, market, sell or distribute their respective products, to own, lease and operate their respective properties and assets, or carry on their respective businesses as they are now being conducted or otherwise which are material to the operation of the business of Buyer and its subsidiaries taken as a whole (collectively, the “Buyer Permits”). All such Buyer Permits are in full force and effect, and as of the date of this Agreement, none of the Buyer Permits has, during the past three years, been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or to the Knowledge of Buyer, threatened in writing, except where such failure to be in full force and effect or such withdrawal, revocation, suspension or cancellation would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer and each of its subsidiaries has been, during the past three years, and is in compliance in all material respects with the terms of the Buyer Permits and any conditions placed thereon, except for any noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

     3.6     SEC Filings; Financial Statements. Buyer has filed with the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents required to be filed with the SEC by Buyer since January 1, 2001 and prior to the date of this Agreement (the “SEC Documents”). The SEC Documents (i) complied, as of their respective filing dates, with all applicable requirements of the Securities Act or the Exchange Act, (ii) did not at the time of filing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available prior to the date hereof and (iii) the consolidated financial statements of Buyer and its subsidiaries included in SEC Documents including without limitation (A) the audited consolidated balance sheet of Buyer and its subsidiaries for the fiscal year ended June 26, 2004 and the related statements of operations, retained earnings and cash flows for the fiscal year ended on such date, together with supporting notes, schedules and the report thereon from BDO Seidman, and (B) the unaudited consolidated balance sheet of Buyer and its subsidiaries for the three months ended on September 26, 2004 and the related statements of operations, retained earnings and cash flows for the period ended on such date, together with supporting notes and schedules (collectively, the “Buyer Financial Statements”), complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as were in effect on the date of such statement, have been prepared from the books and records of Buyer in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments) applied on a consistent basis during the periods involved and fairly present, in all material respects in accordance with the applicable requirements of U.S. GAAP and the applicable rules and regulations of the SEC, in each case as were in effect on the date of such statement, the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments). Buyer and its subsidiaries maintain adequate disclosure controls and procedures (as defined in Rule 13a 15(e) and 15d 15(e) of the Exchange Act) and, to the knowledge of Buyer, there are no circumstances or conditions which could reasonably be expected to prevent the timely compliance of Buyer with the requirements of Item 308 of Regulation S-K under the Exchange Act.

     3.7     No Undisclosed Liabilities. Except (a) as set forth in Section 3.7 of the Buyer Disclosure Schedule, the Buyer Financial Statements or the SEC Documents, (b) for obligations incurred since June 26, 2004 that would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, (c) for obligations under this Agreement and the transactions contemplated hereby and (d) for obligations under any Contract (other than due to breaches thereunder), neither Buyer, Merger Sub nor any of their subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) of a nature required by U.S. GAAP to be disclosed on a consolidated balance sheet or in the notes thereto.

     3.8     Absence of Litigation. Except as set forth in the SEC Documents as of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Buyer or Merger Sub, threatened against Buyer or Merger Sub or any property or rights of Buyer or Merger Sub or any of their subsidiaries, by or before any Governmental Entity, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

     3.9     Brokers. Except for Goldman, Sachs & Co., the fees and expenses of which will be paid by Buyer, no agent, broker, finder, investment banker, financial advisor or other person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by Buyer, Merger Sub or any of their respective affiliates, or any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of Buyer, Merger Sub or any such affiliate.

     3.10     Buyer Employee Matters and Benefit Plans.

          (a)     Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

                    (i)     “Buyer Employee” shall mean any current, former or retired employee, officer or director of Buyer or any of its subsidiaries;

                    (ii)     “Buyer Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or arrangement of any kind (excluding any Buyer Employment Agreement, as defined herein) providing for compensation, severance, termination pay, bonus, incentive compensation, pension, profit sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, worker’s compensation and other insurance, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is adopted, maintained, contributed to, or required to be contributed to, by Buyer or any of its subsidiaries under which any Buyer Employee, or any beneficiary thereof, is covered, is eligible for coverage or has any benefit rights; and

                    (iii)     “Buyer Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Buyer or any of its subsidiaries and any Buyer Employee as to which Buyer has incurred material liability.

               (b)     Buyer Employee Plan Compliance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, each Buyer Employee Plan and Buyer Employment Agreement has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including without limitation ERISA or the Code.

               (c)     Pension Plan. Neither Buyer nor any Buyer ERISA Affiliate has within the past six years maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

               (d)     Employment Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, with respect to Buyer’s Employees, Buyer is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting labor, employment and employment practices.

     3.11     Intellectual Property.

               (a)     Buyer warrants that it is not a defendant in any ongoing, or to Buyer’s Knowledge any threatened, intellectual property litigation that would reasonably be expected to result in a Material Adverse Effect to Buyer. To Buyer’s Knowledge, Buyer operates its business without violation of any valid and enforceable third party intellectual property rights that would reasonably be expected to result in a Material Adverse Effect to Buyer.

               (b)     To Buyer’s Knowledge, it owns or is the licensee of all material intellectual property necessary for the operation of Buyer’s business, free and clear of any third party claim of ownership that would reasonably be expected to result in a Material Adverse Effect to Buyer. To Buyer’s Knowledge, Buyer’s material intellectual property is valid and enforceable. Buyer is not aware of any third party violation of Buyer’s intellectual property that would reasonably be expected to materially reduce the value of Buyer’s business.

     3.12     Taxes. Except as set forth in Section 3.12 of the Buyer Disclosure Schedule and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer:

               (a)     Buyer and each of its subsidiaries has timely (A) (after taking into account all available extensions) filed all Tax Returns and such Tax Returns are true and correct and complete and (B) paid all Taxes (other than such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken) shown as due on such Tax Returns

               (b)     No penalty, interest or other charge is due or has been asserted in writing as of the date hereof with respect to the late filing of any Tax Return or late payment of any Tax.

               (c)     As of the date hereof, (i) no audit or other administrative or judicial proceeding of any material Tax Return of Buyer or any of its subsidiaries is currently in progress, and (ii) neither Buyer nor any of its subsidiaries has been notified in writing of any request for such an audit or other administrative or judicial proceeding. As of the date hereof, no claim for assessment or collection of Taxes is presently being asserted in writing against Buyer or its subsidiaries and neither Buyer nor any of its subsidiaries is a party to any pending material action, proceeding, or investigation by any governmental taxing authority relating to Taxes nor does Buyer have Knowledge of any such threatened material action, proceeding or investigation.

               (d)     There are no Liens on the assets of Buyer or any subsidiary thereof that arose in connection with the failure to pay Taxes, other than Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with U.S. GAAP.

               (e)     Neither Buyer nor any of its subsidiaries has any material liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on Buyer’s balance sheet dated June 26, 2004, in accordance with U.S. GAAP, other than any liability for unpaid Taxes that may have accrued since June 26, 2004 in connection with the operation of the business of Buyer and its subsidiaries in the ordinary course.

     3.13     Financing. Buyer has, or will have at the Closing, sufficient cash to pay the aggregate amount of Cash Consideration, cash in lieu of fractional shares of Buyer Common Stock and any dividends or other distribution payable to the holders of Company Shares pursuant to the terms of this Agreement.

     3.14     Absence of Certain Changes or Events. Except as set forth in Section 3.14 of the Buyer Disclosure Schedule, and except for the transactions contemplated hereby, since June 26, 2004, Buyer and its subsidiaries have conducted their business in all material respects only in the ordinary course consistent with past practice and there has not been: (i) any event or occurrence which has had or is reasonably likely to have a

     Material Adverse Effect on Buyer, (ii) any authorization, declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Buyer’s or Merger Sub’s capital stock, or any purchase, redemption or other acquisition by Buyer of any of Buyer’s capital stock, Merger Sub of any of Merger Sub’s capital stock or any other securities of Buyer or Merger Sub or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Buyer’s, Merger Sub or any of their subsidiaries’ capital stock, or (iv) any material change by either Buyer or Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP.

     3.15     Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) Buyer and each of its subsidiaries is in compliance with all applicable Environmental Laws and (ii) there are no pending or, to the Knowledge of Buyer, threatened claims, suits, proceedings, orders, notices of violation, requests for information or administrative hearings or, to the Knowledge of Buyer, investigations against Buyer or any of its subsidiaries under Environmental Laws.

     3.16     Fairness Opinion. The Board of Directors of Buyer has received the opinion of its financial advisor, Goldman, Sachs & Co., to the effect that, as of the date hereof, the Merger Consideration to be paid by Buyer in respect of each Company Share is fair from a financial point of view to Buyer.

     3.17     Restrictions on Business Activities. Except as disclosed in Section 3.17 of the Buyer’s Disclosure Schedule or in the SEC Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Buyer, Merger Sub or their subsidiaries or to which Buyer, Merger Sub or any of their subsidiaries is a party which has prohibited or impaired any business practice of Buyer, Merger Sub or any of their subsidiaries, any acquisition of property by Buyer, Merger Sub or any of their subsidiaries or the conduct of business by Buyer, Merger Sub or any of their subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

     3.18     Required Buyer Shareholder Vote. The issuance of Buyer Common Stock in the merger pursuant to this Agreement and the issuance of shares of Buyer Common Stock pursuant to Section 5.13(c) requires the approval of a majority of the votes cast at a meeting at which there is a quorum by the holders of Buyer Common Stock (the “Buyer Shareholder Approval”), and no other vote of the holders of any class or series of capital stock of Buyer is required to approve or authorize this Agreement or the consummation of the transactions contemplated hereby.

     3.19     Board Approvals. Each of the Board of Directors of Buyer and Merger Sub has unanimously: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective companies and shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation (as defined herein) will be unable to fulfill the obligations of Merger Sub to its creditors; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) determined to recommend that the shareholders of their respective companies approve, in the case of Buyer, the issuance of the Buyer Common Stock pursuant to this Agreement, and, in the case of Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby. Each of Buyer and Merger Sub has furnished to the Company a copy, certified by the Secretary of Buyer and Merger Sub, respectively, of resolutions of its Board of Directors approving and adopting this Agreement, the Merger and the other transactions contemplated hereby.

     3.20     Inapplicability of Certain Statutes and Rights Agreement. Buyer is not subject to any Law regarding corporate procedures in business combinations that would apply to the Merger or any other transaction contemplated by this Agreement. No person shall become an “Acquiring Person” (as defined in the Rights Agreement) and no “Share Acquisition Date” or “Distribution Date” (in either case, as defined in the Rights Agreement) shall occur, or deemed to have occurred, as a result of Buyer’s entering into this Agreement or the consummation of the transactions contemplated hereby.

     3.21     Listing on Nasdaq. The common stock of Buyer is traded on the Nasdaq. Buyer is in material compliance with all present requirements for listing and trading of Buyer shares on the Nasdaq.

     3.22     Certain Customer Relationships. Buyer has not received notice from any customer that accounts for 25% or more of Buyer’s net sales that such customer intends to modify in any manner detrimental to Buyer its relationship with Buyer, except for any such modification as would not reasonably be expected to have a Material Adverse Effect on Buyer.

     3.23     Insurance. For the six-year period prior to the date hereof, Buyer maintained a program of liability insurance, which covered liabilities from products or product defects, consisting of claims-made policies with coverage totaling at least $100,000,000 for each year (the “Product Liability Insurance Policies”), substantially all of which amount, as of the date hereof, is available for the satisfaction of claims. The Product Liability Insurance Policies have been maintained and not revoked and contain a retroactive date of June 1, 1986. There is no material product liability claim against Buyer or any subsidiary of Buyer pending under any Product Liability Insurance Policy as to which coverage has been denied by the underwriters of such policies.

ARTICLE IV
CONDUCT PRIOR TO THE CLOSING DATE

     4.1     Conduct of Business by the Company. Except as set forth in Section 4.1 of the Company Disclosure Schedule, as contemplated by this Agreement or consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall, and shall cause each Company Subsidiary to, carry on its business in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and management level employees and (iii) preserve its relationships with material customers, suppliers, distributors, licensors, licensees and others with which it has material business dealings. Without limiting the generality of the foregoing, except as set forth in the corresponding subsection of Section 4.1 of the Company Disclosure Schedule or as contemplated by this Agreement, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall not and shall not permit any Company Subsidiary to (unless required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and any Company Subsidiary, in each case after consultation with counsel) do any of the following:

               (a)     Waive any stock repurchase rights, accelerate (except in accordance with the terms thereof), amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

               (b)     Transfer or license exclusively to any person or entity or otherwise extend, amend or modify any rights to the material Company Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future rights to any material Intellectual Property, in each case other than entering into, amending or modifying licenses in the ordinary course of business consistent with past practices;

               (c)     Declare, set aside or pay any dividends on (except dividends declared or paid by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company) or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (d)     Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Company Subsidiary, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice by the Company or any Company Subsidiary with Company Employees hired after the date hereof);

          (e)     Issue, deliver, sell (including the sale by any Company Subsidiary of Company Shares and the sale by the Company of any Company Shares held in treasury), authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into or exercisable or exchangeable for shares of such capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery or sale of shares of Company Shares pursuant to the exercise of stock options and warrants outstanding as of the date of this Agreement;

          (f)     Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any Company Subsidiary);

          (g) In any single transaction or series of related transactions having a fair market value in excess of $1,000,000 in the aggregate, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or (ii) otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or enter into any joint ventures, strategic partnerships or alliances;

          (h)     (i) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any properties or assets or any interest therein other than in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbrance, conveyance, assignment, sublicensing or disposition of property or assets in any single transaction or series of related transactions having a fair market value not in excess of $2,500,000 in the aggregate, (ii) materially modify, amend or terminate any existing material lease, license or Contract affecting the use, possession or operation of any such properties or assets, or (iii) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any owned real property or leased real property or any material part thereof;

          (i)      Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case other than in connection with (A) the financing of ordinary course trade payables, (B) borrowings under the Company’s existing credit facility, (C) short term borrowings (not to exceed three months in term) in the ordinary course of business not in excess of $1,000,000 or (D) the collection of accounts receivable, notes or commercial paper, in the ordinary course of business consistent with past practice;

               (j)     (i)     except pursuant to Company Employee Plans or Company Employment Agreements in existence prior to the date hereof, adopt or amend any material Company Employee Plan or Company Employment Agreement that provides for annual base salary in excess of $100,000 or enter into any employment contract or collective bargaining agreement (other than offer letters and agreements that do not provide for an annual base salary in excess of $100,000 or that are entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will” and who are not officers of the Company); (ii) pay any special bonus or special remuneration to any director or employee other than special bonuses to Company Employees pursuant to and in accordance with the terms of Section 5.13(d); or (iii) increase the salaries or wage rates or fringe benefits (including granting or increasing rights to severance or indemnification) (other than increases in the ordinary course of business consistent with past practice or as required by any existing employment agreement or collective bargaining agreements) of its directors, officers, employees or consultants except, in each case, as may be required by law or any existing Company Employee Plan or Company Employment Agreement; provided, however, that the Company may enter into retention agreements pursuant to and in accordance with the terms of Section 5.14(e).

               (k)     (i)     Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where the aggregate amount of such payments exceeds $500,000, other than the payment, discharge, settlement or satisfaction of such claims, liabilities and obligations in the ordinary course of business consistent with past practice or in accordance with their terms in existence as of the date hereof; or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any Company Subsidiary is a party or of which the Company or any Company Subsidiary is a beneficiary;

               (l)     Except as permitted pursuant to the other clauses of this Section 4.1, make any individual or series of related payments outside of the ordinary course of business in excess of $1,000,000 or make any payments outside of the ordinary course of business where the aggregate of such payments exceeds $5,000,000;

               (m)     Materially modify, amend or terminate any material contract or agreement to which the Company or any Company Subsidiary is a party or waive, delay the exercise of, release or assign any material rights or material claims thereunder, in each case, except in the ordinary course of business consistent with past practice;

               (n)     Except as required by U.S. GAAP, Israeli GAAP or German GAAP, revalue any of its assets or make any material change in accounting methods, principles or practices;

               (o)     Enter into, renew or modify any Contracts that, had they been executed on or as of the date hereof, would have been required to be listed in Section

2.15 of the Company Disclosure Schedule, in each case other than Contracts, agreements or arrangements entered into in the ordinary course of business consistent with past practice that can be terminated or cancelled by the Company without penalty or further payment and without more than 60 days’ notice;

               (p)     Other than (i) fees payable to Merrill Lynch & Co. and Leumi & Co. pursuant to the engagement letter referred to in Section 2.13 and (ii) fees payable to legal, accounting and other professional service advisors (which advisors are disclosed in Section 4.1(p) of the Company Disclosure Schedule), make any individual or series of related payments of fees or expenses outside of the ordinary course of business consistent with past practice (including payments to other legal, accounting or other professional service advisors);

               (q)     Except as permitted pursuant to the other clauses of this Section 4.1, incur or enter into any agreement, contract or commitment requiring the Company or any of Company Subsidiary to pay in excess of $1,000,000 over the term of such agreement, contract or commitment, other than any such agreement, contract or commitment entered into in the ordinary course of business consistent with past practice;

               (r)     (i)     Except as required by Law or by any Governmental Entity and except for elections made in the ordinary course of business consistent with past practice that are consistent with the corresponding election previously made, make any material Tax election or Tax accounting method change, (ii) make any settlement or compromise of any current audit set forth in Section 2.12(b)(iv) of the Company Disclosure Schedule in an amount greater than the amount specifically reserved therefor in the Company Financial Statements or settle or compromise any audit that is not disclosed on such Schedule, or (iii) consent to any extension or waiver of any limitation period with respect to Taxes; or

               (s)     Agree or commit to take any of the actions described in Section 4.1(a) through (r).

     4.2     Conduct of Business by Buyer. Except as set forth in Section 4.2 of the Buyer Disclosure Schedule, as contemplated by this Agreement or consented to by the Company in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Buyer shall, and shall cause each subsidiary of Buyer to, carry on its business in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to preserve its relationships with material customers, suppliers, distributors, licensors and others with which it has material business dealings. Without limiting the generality of the foregoing, except as set forth in the corresponding subsection of Section 4.1 of the Buyer Disclosure Schedule or as contemplated by this Agreement, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time and except as provided in Section 4.2 of the Buyer Disclosure Schedule, without the prior written consent of the Company (which consent shall not be unreasonably withheld), Buyer shall not and shall not permit its subsidiaries to (unless required by Law or the regulations and requirements of any stock exchange or regulatory organization applicable to Buyer and any of its subsidiaries) do any of the following:

                    (a)     Declare, set aside or pay any dividends on (other than regular quarterly dividends) or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, unless the Merger Consideration shall be appropriately adjusted pursuant to Section 1.3(g);

                    (b)     Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, unless the consideration paid or to be paid in any of the foregoing consists solely of securities of Buyer or cash and stock totaling less than $10,000,000;

                    (c)     Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any properties or assets or any interest therein other than in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbrance, conveyance, assignment, sublicensing or disposition of property or assets in any single transaction or series of related transactions having a fair market value not in excess of $10,000,000 in the aggregate;

                    (d)     Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Buyer or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice by Buyer with employees hired after the date hereof);

                    (e)     Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into or exercisable or exchangeable for shares of such capital stock, or enter into other agreements or commitments of any character obligating it to issue or purchase any such shares or convertible securities, other than (i) the grant of options to purchase shares of Buyer Common Stock to directors, officers, employees and consultants of Buyer in the ordinary course of business, consistent with past practice, (ii)

the issuance, delivery or sale of shares of Buyer Common Stock pursuant to the exercise of stock options and warrants outstanding as of the date of this Agreement, or (iii) in connection with any acquisition where the consideration paid or to be paid consists solely of securities of Buyer or cash and stock totaling less than $10,000,000; or

                    (f)     Agree or commit to take any of the actions described in Section 4.2(a) through (e).

ARTICLE V
ADDITIONAL AGREEMENTS

          5.1     Prospectus; Shareholder Meetings.

               (a)     As promptly as practicable after the execution and delivery of this Agreement, each of Buyer and the Company shall prepare and Buyer shall file with the SEC and the ISA a proxy statement/prospectus and form of proxy, in connection with the vote of the shareholders of Buyer with respect to issuance of the Buyer Common Stock pursuant to this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, is referred to herein as the “Prospectus”). Buyer shall, as promptly as practicable after the execution and delivery of this Agreement, prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4 Registration Statement”), in which the Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Buyer Common Stock issuable upon exchange of the Company Shares. As promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare the notice (the “Notice”) of the general meeting of the Company’s shareholders to be held in connection with the Merger and the transactions contemplated hereby (the “Company Shareholders Meeting”). Each of the Company and Buyer shall promptly provide to the other all such information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Prospectus or the Form S-4 Registration Statement, or in any amendments or supplements thereto, and each party shall cause its counsel and auditors to cooperate with counsel and auditors of the other party in the preparation of the Prospectus and the Form S-4 Registration Statement. Each of the Company and Buyer shall, following consultation with and the consent of the other party, respond to any comments of the ISA or the SEC, as applicable, and Buyer shall use its commercially reasonable efforts to have the Form S-4 Registration Statement declared or ordered effective under the Securities Act and approved under the Israeli Securities Law as promptly as practicable after such filing. At the earliest practicable date after the Form S-4 Registration Statement is declared or ordered effective by the SEC and approved by the ISA, the Company shall cause the Prospectus and the Notice to be published in the manner required by applicable law and Buyer shall cause the Prospectus to be mailed to its shareholders. As promptly as practicable after the date hereof, each of Buyer and the Company shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign, Blue Sky Laws or related laws relating to the transactions contemplated by this Agreement (the “Other Filings”). Each party hereto shall notify the other party promptly upon the receipt of any comments or written communication from the SEC or the ISA or their respective staffs or any other government officials and of any request by the SEC or the ISA or their respective staffs or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Prospectus, the Notice or any Other Filing, or for additional information and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or the ISA or their respective staffs or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Prospectus, the Notice, the Merger or any Other Filing. Each party hereto shall allow the other parties and their representatives to participate in any meetings, telephone calls or similar communications between representatives of such party and the SEC or the ISA or their respective staffs or any other government officials with respect to the Form S-4 Registration Statement, the Prospectus, the Notice, the Merger or any Other Filing. All filings by Buyer with the SEC and the ISA and by the Company with the ISA and any other disclosure documents required under the Securities Act, the Exchange Act, the Israeli Securities Law or other applicable law in connection with the transactions contemplated hereby (with the exception of quarterly and annual reports filed by Buyer under the Exchange Act) including any amendments or supplements thereto, shall be subject to the prior review and approval of the Company or Buyer, respectively (which approval shall not be unreasonably withheld or delayed).

               (b)     Each party hereto agrees that the information provided or to be provided by it in writing for inclusion in (i) the Form S-4 Registration Statement will not, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Prospectus will not, at the date or dates mailed to the shareholders of Buyer or published by the Company, at the time the Company Shareholders Meeting and at the time of the Buyer Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading thereunder.

               (c)      Each of Buyer and the Company shall cause all documents that it is responsible for filing with the SEC, the ISA or other regulatory authorities under this Section 5.1 (and all information that it supplies for inclusion in such filing by the other party) to comply as to form and substance in all material respects with the applicable requirements of law and the rules and regulations promulgated thereunder, including, as applicable, the Exchange Act, the Securities Act, the Israeli Securities Law and the rules and regulations of Nasdaq and the TASE. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus, the Notice, the Form
S-4 Registration Statement or any Other Filing, the Company or Buyer, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or the ISA or their respective staffs or any other government officials, or mailing to the shareholders of Buyer or the Company or both such amendment or supplement.

          (d)     The Company will as promptly as practicable following the date of this Agreement, file an Immediate Report, as defined under the Israel Securities Law, regarding the Company’s entry into a transaction in which the Principal Shareholder has a personal interest and duly call, give notice of and, in accordance with the requirements of applicable law following the date the Form S-4 Registration Statement becomes effective and the Prospectus approved and published, convene and hold the Company Shareholders Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement. In furtherance of the foregoing, except as set forth in Section 5.7(b), the Board of Directors of the Company shall recommend approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company as set forth in Section 2.19 (the “Company Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Shareholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (as defined herein) or by any Company Change in Recommendation (as defined herein), unless this Agreement has been terminated in accordance with its terms. Buyer will, as promptly as practicable following the date hereof, duly call, give notice of, and, in accordance with the requirements of applicable Law following the date the Form S-4 Registration Statement becomes effective and the Prospectus approved and published, convene and hold a meeting of its shareholders (the “Buyer Shareholders Meeting”) for the purpose of approving the issuance of shares of Buyer Common Stock in connection with the Merger. Buyer will, through its Board of Directors, recommend to Buyer’s shareholders approval of the foregoing matters (the “Buyer Recommendation”). Such recommendation, along with the opinions referred to in Sections 2.17 and 3.16 shall be included in the Prospectus. The Company and Buyer will use reasonable efforts to hold the Company Shareholders Meeting and the Buyer Shareholders Meeting on the same day and use their best efforts to hold such meetings as soon as practicable after the date hereof, subject to the requirements of applicable Law and the effectiveness of the Form S-4 Registration Statement and approval and publication of the Prospectus. Within three days after the approval of the Merger by the shareholders of the Company, the Company shall deliver to the Companies Registrar a notice in accordance with Section 317(b) of the Israeli Companies Law informing the Companies Registrar that the Merger was approved at the general shareholders meeting of the Company. Concurrently with the delivery by the Company of the notice referenced in the immediately preceding sentence, Merger Sub shall deliver to the Companies Registrar a notice in accordance with Section 317(b) of the Israeli Companies Law informing the Companies Registrar that the Merger was approved at the general shareholders meeting of Merger Sub.

     5.2     Merger Proposal. As promptly as practicable following the date hereof the Company and Merger Sub shall (a) cause a merger proposal (in the Hebrew language) in the form of Exhibit A (the “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law and (b) deliver the Merger Proposal to the Companies Registrar within three days from the calling of the shareholders meetings. The Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform their respective non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law. Promptly after the Company and Merger Sub shall have complied with the preceding sentence and with clauses (i) and (ii) of this Section 5.2, but in any event no more than three business days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Israeli Companies Law, that notice was given to their respective creditors under Section 318 of the Israeli Companies Law. In addition to the foregoing, each of the Company and, if applicable, Merger Sub, shall: (i) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) if required, in such other manner (including in a popular newspaper in the United States) as may be required by applicable Law; (ii) within four business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (i); and (iii) send to the “workers committee” or display in a prominent place at the Company’s premises, a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (i)(A) of this Section 5.2), no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar.

     5.3     Notification.

               (a)     The Company shall give prompt notice to Buyer upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               (b)     Each of Buyer and Merger Sub shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Buyer or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4     Israeli Approvals.

          (a)     Government Filings. Each party hereto shall use its commercially reasonable efforts to deliver and file, as promptly as practicable after the date hereof, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing: (i) as promptly as practicable after the date of this Agreement, the Company and Buyer shall prepare and file the notifications required under the Israeli Restrictive Trade Practices Law in connection with the Merger; (ii) the Company and Buyer shall respond as promptly as practicable to any inquiries or requests received from the Israeli Restrictive Trade Practices Commissioner for additional information or documentation; (iii) the Company shall use all reasonable efforts to obtain, as promptly as practicable after the date hereof, the following consents, and any other consents that may be required in connection with the Merger (A) approval of the OCS and (B) approval of the Investment Center; and (iv) Buyer shall provide to OCS, the Investment Center, the Israeli Restrictive Trade Practices Commissioner and the ISA any information requested by such authorities and shall execute an undertaking in customary form reasonably satisfactory to Buyer, which does not require or provide for any payment (other than filing, processing or similar administrative fees that are not material in amount) by Buyer or any affiliate thereof, to comply with the OCS laws and regulations. Buyer and the Company shall use commercially reasonable efforts to secure the consent of Israeli Lands Authority to the Merger, provided, that such efforts shall not require Buyer or the Company to make any payment (other than filing, processing or similar administrative fees that are not material in amount) in order to obtain such consent.

          (b)     Israeli Income Tax Ruling. As soon as reasonably practicable after the execution of this Agreement, the Company, Buyer and Merger Sub shall cause their respective Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling concerning the Israeli Tax treatment of the Merger and that will include specific arrangements concerning withholding Taxes under which Buyer will not be obligated to withhold any Taxes with respect to the Buyer Common Stock, and that will not impose any obligations on the Company, Buyer or its shareholders without Buyer’s prior written consent (the “Israeli Income Tax Ruling”). Each of the Company and Buyer shall cause its respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling. Subject to the terms and conditions hereof, the Company and Buyer shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Income Tax Rulings as promptly as practicable. Notwithstanding any provisions contained in Section 4.1 to the contrary, the Company shall be permitted to comply with any conditions contained in the ruling described in this Section 5.4(b) or reasonable requests made by the Israeli Tax Commissioner in connection with its delivery of such ruling; provided, however, (i) that the Company shall give Buyer at least three days written notice of any such conditions or requests prior to compliance with such conditions or requests, and (ii) that in no event, unless consented to by Buyer, shall the

Company comply with any such condition or request in the event any such condition or request might reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) prohibit or impair any business practice of the Company, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary, or (C) adversely impact or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

               (c)     TASE Listing. Promptly after the date of this Agreement, Buyer shall take all actions necessary in order for the shares of Buyer Common Stock to be listed on the TASE immediately prior to the Effective Time, and shall use its reasonable best efforts to obtain, prior to the Closing Date, the agreement of the TASE to list such shares of Buyer Common Stock on the TASE, and the Company shall cooperate with Buyer with respect to such listing. Buyer shall use its reasonable best efforts to maintain the listing of shares of Buyer Common Stock on the TASE (or any successor thereof) and to comply, in all material respects, with any applicable rules and regulations of the ISA and TASE until the date which is at least three years after the Effective Time.

     5.5     Confidentiality; Access to Information. The parties acknowledge that the Company and Buyer have previously executed a Non-Disclosure Agreement, dated as of October 30, 2003 (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement will continue in full force and effect in accordance with its terms except as otherwise provided herein, and Buyer shall cause Merger Sub to comply with the terms thereof. Each of Buyer, Merger Sub and the Company will afford the other parties and the other parties’ accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including without limitation the status of product development efforts, properties, results of operations and personnel, as the other may reasonably request. The Company shall provide to Buyer the monthly balance sheets, statements of operations, retained earnings and cash flows and other financial statements of the Company and the Company Subsidiaries generated by the Company in the ordinary course as such became available. Each of the parties hereto will hold, and will cause its accountants, counsel and other representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Non-Disclosure Agreement. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.6     No Solicitation.

               (a)     From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Company Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, auditors, financial advisors, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; (ii) participate or engage in any discussions (except to notify of the existence of these provisions) or negotiations with, or disclose or provide any non-public information or data relating to the Company or the Company Subsidiaries or afford access to the properties, books or records or employees of the Company or the Company Subsidiaries to, any third party relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal; or (iii) enter into any Contract (including any agreement in principle, letter of intent or understanding, but excluding a non-disclosure agreement of the type described in, and subject to compliance by the Company with, Section 5.6(b)) with respect to or contemplating any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. The Company shall, and shall cause the Company Subsidiaries and shall use its reasonable best efforts to cause the Company’s and the Company Subsidiaries’ respective Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any third party conducted heretofore by the Company, any Company Subsidiary or their respective Representatives with respect to any Acquisition Proposal.

               (b)     Notwithstanding the restrictions set forth in Section 5.6(a), if, at any time prior to the Effective Time, (i) the Company receives an unsolicited bona fide written proposal from a third party relating to an Acquisition Proposal (under circumstances in which the Company has complied with its obligations under Section 5.6(a), other than any breach of such obligations that is unintentional and immaterial) and (ii) the Board of Directors of the Company concludes in good faith that (A) such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined herein), and (B) the failure to provide nonpublic information or data concerning the Company or participate in negotiations or discussions concerning such Acquisition Proposal would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s shareholders under applicable Law, then, with respect to each of the immediately preceding clauses (A) and (B), after consultation with a financial advisor of internationally recognized reputation and after consultation with its outside counsel and an additional law firm with expertise in corporate transactions in the State of Israel, the Company may, subject to its giving Buyer at least three business days’ prior written notice of the identity of such third party and the material terms and conditions of such Acquisition Proposal and the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such third party, (x) furnish information with respect to the Company and the Company Subsidiaries and afford access to the properties, books or records or employees of the Company or the Company Subsidiaries to such third party pursuant to a non-disclosure agreement containing terms no less restrictive than the terms of the Non-Disclosure Agreement and a customary standstill provision, provided that a copy of all such information is delivered simultaneously to Buyer if it has not previously been so furnished to Buyer, and (y) participate in discussions or negotiations regarding such proposal.

               (c)     The Company shall as soon as practicable (and in any event within 24 hours) notify and advise Buyer orally and in writing of any Acquisition Proposal or of any request for information or inquiry that may reasonably be expected to lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including without limitation price, structure, form of consideration and financing status), request or inquiry, and the identity of the person making such Acquisition Proposal, request or inquiry. The Company shall inform Buyer on a prompt and current basis of the status, material content and material details of any discussions regarding, or relating to, any Acquisition Proposal with a third party (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal. In fulfilling its obligations under this Section 5.6(c), the Company shall provide promptly to Buyer copies of all material written correspondence or other material written material, including material in electronic form, between the Company and such third party.

               (d)     The Company shall promptly inform its and the Company Subsidiaries’ respective Representatives of the obligations undertaken in this Section 5.6.

               (e)     For the purposes of this Agreement:

                    (i)     “Acquisition Proposal” shall mean any inquiry, offer, proposal, indication of interest, signed agreement or public announcement, as the case may be, by any third party that relates to (A) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving the Company or any transaction or series of transactions involving the issuance or acquisition of shares of capital stock or other equity securities of the Company representing 15% or more (by voting power) of the outstanding capital stock of the Company, (B) any tender or exchange offer that if consummated would result in any person, together with all affiliates thereof, beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) shares of capital stock or other equity securities of the Company representing 15% or more (by voting power) of the outstanding capital stock of the Company or (C) the acquisition, license, purchase or other disposition of 15% or more of the consolidated business or assets of the Company and the Company Subsidiaries (including the capital stock or assets of any Company Subsidiary) outside the ordinary course of business consistent with past practice; and

                    (ii)     “Superior Proposal” shall mean any bona fide written Acquisition Proposal (provided, that for the purposes of this definition, (A) the applicable percentages in clauses (A) and (B) of the definition of Acquisition Proposal shall be 50% as opposed to 15% and (B) any acquisition, license, purchase or other disposition referred to in clause (C) of the definition of Acquisition Proposal shall be for all or a majority of the consolidated business and assets of the Company and the Company Subsidiaries (including the capital stock or assets of any Company

Subsidiary), the consideration for which consists entirely of (i) cash, (ii) freely tradable (subject to customary prospectus delivery requirements and restrictions based solely on the identity of the recipient of the securities in such transaction) securities which have an average daily trading volume (measured during the most recently completed three-month period prior to the date on which such Acquisition Proposal is made) that is equal to or greater than that of Buyer’s Common Stock (measured during the most recently completed three-month period prior to the date hereof), or (iii) some combination thereof, on its most recently amended or modified terms, if amended or modified, which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation and after consultation with the Company’s outside counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the third party making the proposal including but not limited to the fact that if any cash consideration is involved, the proposal is not subject to any financing contingency and that receipt of all governmental and regulatory approvals required to consummate the Acquisition Proposal is likely, (1) would, if consummated, result in a transaction that is more favorable to the Company’s shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (2) is reasonably capable of being completed.

               (f)     The Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality (other than those entered into in the ordinary course of business), “standstill” or similar agreement to which any of the Company or any Company Subsidiary is a party (except that the Company shall be permitted to release or permit the release of such person from any standstill obligation if such action is required in order for the Company’s Board of Directors to exercise its rights under, and consistent with, Sections 5.6(b) and 5.7(b)) and will promptly provide Buyer with a copy of such agreements. The Company will use its best efforts to enforce or cause to be enforced each such agreement at the request of Buyer.

     5.7     Board Recommendation.

               (a)     Subject to Section 5.7(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify, modify or amend (or publicly propose to withdraw, qualify, modify or amend) in any manner adverse to Buyer, the Company Recommendation or take any action or make any statement, filing or release, in connection with the Company Shareholders Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall each be considered an adverse modification of the Company Recommendation) or (ii) approve or recommend (or propose publicly to approve or recommend) any Acquisition Proposal (each of the foregoing is referred to herein as a “Company Change in Recommendation”).

               (b)     Notwithstanding the provisions of Section 5.7(a), if, prior to the Company Shareholders Meeting, the Board of Directors of the Company determines in good faith that the failure to make a Company Change in Recommendation would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s shareholders under applicable Law, and (i) the Board of Directors of the Company has consulted with its outside counsel and an additional law firm with expertise in corporate transactions in the State of Israel and (ii) if such determination is based on the value of the Merger Consideration but is not being made in connection with a Superior Proposal, the Board of Directors of the Company has consulted with a financial advisor of internationally recognized reputation with regard to, among other things, the fairness, from a financial point of view, of the Merger Consideration as of the date of such determination to the holders of Company Shares, then the Board of Directors of the Company may make a Company Change in Recommendation. In addition to the foregoing requirements, in the event of a Company Change in Recommendation resulting from a Superior Proposal, the Board of Directors of the Company may make a Company Change in Recommendation only (i) after the Company provides to Buyer a written notice (a “Notice of Superior Proposal”) (A) advising Buyer that the Board of Directors of the Company has received, and intends to accept, a Superior Proposal, (B) specifying the material terms and conditions of such Superior Proposal, including the amount that the Company’s shareholders will receive per Company Share (valuing any non-cash consideration at what the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, to be the fair value of such non-cash consideration) and including a copy thereof with all accompanying documentation, and (C) identifying the person making such Superior Proposal, (ii) after cooperating in good faith with Buyer for a period of not less than five business days to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Change in Recommendation (provided, however, that any determination by Buyer to propose to make such adjustment to the terms and conditions of this Agreement shall be at the discretion of Buyer at the time), and (iii) if Buyer does not, within five business days of Buyer’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be as favorable to the Company’s shareholders as such Superior Proposal.

               (c)     Neither the Board of Directors of Buyer nor any committee thereof shall withdraw, qualify, modify or amend (or publicly propose to withdraw, qualify, modify or amend) in any manner adverse to the Company, the Buyer Recommendation or make any statement, filing or release, in connection with the Buyer Shareholders Meeting or otherwise, inconsistent with the Buyer Recommendation (it being understood that taking a neutral position or no position shall each be considered an adverse modification of the Buyer Recommendation) (each of the foregoing is referred to herein as a “Buyer Change in Recommendation”).

     5.8     Public Disclosure. Except for the joint announcement of the execution and delivery of this Agreement, the timing and content of which have been mutually agreed by the parties hereto, no party hereto shall issue any press release or otherwise make any public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby or an Acquisition Proposal without first consulting with the other parties and providing the other parties with reasonable opportunity to review and comment upon such press release or public announcement. Notwithstanding the foregoing, if such an announcement is required by applicable law or any listing agreement with a national securities exchange or quotation system (including Nasdaq and the TASE) the party required to make such announcement shall provide notice to and a copy of such as promptly as practicable in advance of such announcement and, to the extent practicable, take the views of the other party in respect of such announcement into account prior to making such announcement. The parties hereto have agreed to the text of the joint press release announcing the execution and delivery of this Agreement.

     5.9     Commercially Reasonable Efforts.

               (a)     Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things under such party’s control or which such party is required to do under this Agreement to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions hereby, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

               (b)     Each of the parties hereto shall, (i) as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than fifteen business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) as promptly as practicable and before the expiration of any legal deadline, file with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other antitrust, competition or trade regulatory law of any Governmental Entity (collectively, “Antitrust Laws”). Each of the parties hereto shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other Antitrust Laws.

               (c)     Each of the parties hereto shall use its commercially reasonable efforts to obtain promptly any clearance required under the HSR Act and any other Antitrust Laws for the consummation of the Merger and the other transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Entities and shall comply promptly with any such inquiry or request; provided, however, that neither Buyer nor any affiliate thereof shall be required to consent to any divestiture or any other structural or conduct relief. Each of the parties hereto shall promptly and timely respond to a request for additional information from the DOJ or the FTC.

               (d)     Each of the parties hereto commits to instruct its counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any other Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include, without limitation, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such antitrust authority.

               (e)     Each party hereto shall (i) give the other parties prompt notice of the commencement of any legal or other proceeding by or before any Governmental Entity (including the Israeli Restrictive Trade Practices Commissioner, the OCS, the Investment Center, the ISA, the Companies Registrar, the Israeli Lands Authority, the FTC, the DOJ and the SEC) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) promptly inform the other parties of any communication with any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement and (iii) keep the other parties informed as to the status of any such proceeding or communication. The parties to this Agreement will consult and cooperate with one another in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any proceeding or communication relating to the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any such proceeding relating to any such Governmental Entity, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference or telephone call relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.

     5.10     Indemnification.

               (a)     From and after the Effective Time, Buyer shall cause the Surviving Corporation to indemnify and hold harmless all current and former directors and officers of the Company and the Company Subsidiaries to the fullest extent permitted by Law for acts or omissions occurring prior to the Effective Time (including without limitation acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such. Buyer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Company and its directors and officers in effect immediately prior to the Effective Time, any indemnification provisions under the Company Charter Documents as in effect on the date hereof and the indemnification resolutions adopted by the shareholders of the Company on November 12, 1992, in each case to the maximum extent permitted by Law.

               (b)     Prior to the Effective Time, the Company will endeavor to enter into a directors’ and officers’ liability insurance policy covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a “Company D&O Policy”), for a period of seven years after the Effective Time, at a cost not to exceed $700,000. If the Company is unable to obtain such a Company D&O Policy prior to the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect, for a period of seven years after the Closing Date, a Company D&O Policy; provided, however, that in no event shall Buyer be required to expend annually more than 300% of the annual premium currently paid by the Company for such coverage (and if the cost for such coverage is in excess of such amount Buyer shall be required only to maintain such coverage as is available for such amount).

               (c)     In the event that Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, Buyer shall cause proper provisions to be made so that the successors and assigns of Buyer or the Surviving Corporation assume the obligations set forth in this Section 5.10. The obligations of Buyer and the Surviving Corporation under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

     5.11     Company Affiliate Agreement. As soon as practicable after the date hereof and in any event not fewer than 30 days prior to the Effective Time, the Company shall deliver to Buyer a list setting forth the names of all persons the Company expects to be, as of the date of the Company Shareholders Meeting, its “affiliates” for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause the delivery to Buyer of letter agreements in substantially the form of Exhibit B hereto from each person identified in the list delivered by the Company pursuant to the immediately preceding sentence.

     5.12     Nasdaq Listing. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing upon the Effective Time on Nasdaq or on such other national securities exchange as the Buyer Common Stock is listed.

     5.13     Employee Matters.

               (a)     Following the Effective Time, Buyer shall cause the Surviving Corporation to honor all Company Employee Plans and Company Employment Agreements disclosed herein in accordance with their respective terms as in effect immediately prior to the Effective Time. It is the intention of Buyer to, immediately following the Effective Time, continue the employment of Company Employees who are employed by the Company and its subsidiaries immediately prior to the Effective Time (the “Post-Merger Employees”). Buyer shall cause the Surviving Corporation to provide Post-Merger Employees whose employment is continued by the Surviving Corporation, for a period of one year following the Effective Time, with compensation and benefits that are no less favorable in the aggregate than those provided to such Company Employees immediately prior to the Effective Time.

               (b)     To the extent permitted by Law and the terms of any employee benefit plan or arrangements maintained by Buyer or any subsidiary of Buyer in which a Post-Merger Employee becomes eligible to participate (other than equity-based compensation plans) (the “Post-Merger Plans”), Buyer shall, or shall cause the Surviving Corporation to, give Post-Merger Employees full credit for purposes of eligibility, vesting and amount of benefits under Post-Merger Plans in which such Post-Merger Employee becomes eligible to participate in after the Closing Date; provided, however, that in no event shall the Post-Merger Employee be entitled to any credit to the extent that it would result in duplication of benefits.

               (c)     Buyer Restricted Stock. As of the Effective Time, Buyer shall grant to selected Post-Merger Employees shares of Buyer Common Stock (the “Buyer Restricted Stock”) having an aggregate value, based on the closing price of Buyer Common Stock on the business day immediately preceding the Closing Date, of $4,100,000. The Buyer Restricted Stock shall be granted pursuant to and subject to the terms of the LTIP and, subject to the continued employment of the Post-Merger Employee, shall vest in three annual installments on each of the first three anniversaries of the Closing Date (each such date, a “Vesting Date”); provided, however, that if on or prior to the final Vesting Date, (i) the Post-Merger Employee’s employment is terminated by the Company (other than for cause) or (ii) if the Post-Merger Employee terminates his or her employment for “good reason” (as defined herein), then notwithstanding anything in the LTIP to the contrary all unvested Buyer Restricted Stock awarded to such Post-Merger Employee shall vest immediately upon such termination of employment. For the purposes of this Agreement, “good reason” means a reduction in such Post-Merger Employee’s annual base salary or the relocation of such Post-Merger Employee’s principal place of employment to a location more than 50 miles from such Post-Merger Employee’s principal place of employment immediately prior to the Effective Time.

               (d)     Special Bonuses. On the Closing Date, the Company may distribute bonuses to selected Post-Merger Employees in an aggregate amount not to exceed $2,750,000 (collectively, the “Special Bonuses”); provided, however, that the aggregate amount of Special Bonuses shall be reduced by the aggregate amount of bonuses set forth next to the names of the individuals set forth on Section 5.13 of the Company Disclosure Schedule.

               (e)     Retention Agreements. Prior to the Effective Time, the Company may enter into retention agreements, in substantially the form made available to Buyer prior to the date hereof, with selected Company Employees (the “Retention Agreements”) providing for payments to such Company Employees generally no earlier than six months, and no later than three years, following the Closing date, subject to continued employment through the payment date; provided, however, that the aggregate payments under the Retention Agreements shall in no event exceed $1,750,000.

               (f)     Mutual Agreement. Prior to the Effective Time, the chief executive officers of each of Buyer and the Company shall mutually agree upon the selection of Post-Merger Employees who are eligible for Buyer Restricted Stock, Special Bonuses and Retention Payments (which employees may include the Company’s three most senior executives), the apportionment of the Buyer Restricted Stock, Special Bonuses and Retention Payments, and the timing of the Retention Payments; provided, however, that shares of Buyer Restricted Stock having an aggregate value as determined in accordance with Section 5.13(c) of $1,000,000 and Special Bonuses in the aggregate amount of $1,000,000 shall not be subject to such mutual agreement and shall instead be apportioned to Post-Merger Employees as determined by the Company.

               (g)     To the extent not paid by the Company prior to the Effective Time, Buyer shall or shall cause the Surviving Corporation to distribute annual bonuses with respect to 2004 to eligible Post-Merger Employees, at times and in such amounts to be determined in accordance with past practice of the Company as determined by the chief executive officer of the Company or his designee.

               (h)     Nothing in this Section 5.13, express or implied, shall confer upon any Company Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.13, express or implied, shall be construed to prevent the Buyer from terminating or modifying to any extent or in any respect any benefit plan that the Buyer may establish or maintain.

     5.14     Section 16 Matters. Buyer and the Company agree that, in order to most effectively compensate and retain the Company Insiders (as defined herein) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the conversion of Shares into shares of Buyer Common Stock in the Merger by the Company Insiders be exempted from liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Law, and for that compensatory and retentive purpose agree to the provisions of this Section 5.14. Assuming that the Company delivers to Buyer the

Section 16 Information in a timely fashion, the Board of Directors of Buyer, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for Company Shares pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. For the purposes of this Agreement: “Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of Shares held by each such Company Insider and elected by such Company Insiders to be exchanged for Buyer Common Stock in the Merger; and “Company Insiders” shall mean those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act on or following the Effective Time and who are listed in the Section 16 Information.

     5.15     Resignations. Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain resignations from the directors of the Company and the Company Subsidiaries designated by Buyer from their positions as directors of the Company and the Company Subsidiaries effective as of the Effective Time.

ARTICLE VI
CONDITIONS TO THE MERGER

     6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Buyer and the Company:

               (a)     Registration Statement Effective; Proxy Statement. The SEC shall have declared the Form S-4 Registration Statement, and any required post-effective amendment to the Form S-4 Registration Statement, effective. The Prospectus shall have been approved by the ISA. No stop order suspending the effectiveness of the Form S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus, shall have been initiated or threatened in writing by the SEC.

               (b)     No Order; Antitrust Approvals. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. The waiting period under the HSR Act shall have expired or been terminated, and all foreign antitrust approvals, if any, required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

               (c)     Israeli Governmental Entity Approvals. All Israeli Governmental Entity approvals required pursuant to Israeli legal requirements for the consummation of the Merger shall have been obtained including, without limitation, approval of the OCS, the Investment Center and the Israeli Commissioner of Restrictive Trade Practices.

               (d)     Shareholder Approvals. The Company Shareholder Approval and the Buyer Shareholder Approval shall have been obtained.

               (e)     TASE and Nasdaq Listings. The shares of Buyer Common Stock shall be listed on the TASE and the shares of Buyer Common Stock issuable to the Company’s shareholders in the Merger and such other shares of Buyer Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq or on such national securities exchange as Buyer Common Stock is then listed.

     6.2     Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

               (a)     Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect limitation) has not had and would not reasonably be expected to have a Material Adverse Effect on Buyer. The Company shall have received a certificate with respect to the foregoing signed on behalf of each of Buyer and Merger Sub by an executive officer of Buyer or Merger Sub, respectively.

               (b)     Agreements and Covenants. Each of Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of each of Buyer and Merger Sub by an executive officer of Buyer or Merger Sub, respectively.

               (c)     No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect with respect to Buyer and Merger Sub and the Company shall have received a certificate to such effect signed on behalf of each of Buyer and Merger Sub by an executive officer of Buyer and Merger Sub, respectively.

     6.3     Additional Conditions to the Obligations of Buyer and Merger Sub. The obligations of each of Buyer and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

               (a)     Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect limitation) has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that the representations and warranties contained in Section 2.12(b)(xii) shall be true and correct in all respects without qualification by Material Adverse Effect or otherwise. Each of Buyer and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an executive officer of the Company.

               (b)     Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and each of Buyer and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

               (c)     No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect with respect to the Company and Buyer shall have received a certificate to such effect signed on behalf of the Company by an authorized officer of the Company.

               (d)     Voting and Lock-Up Agreements. Each of the Undertaking Agreement and Lock-Up Agreement shall be in full force and effect and enforceable by Buyer against the Principal Shareholder in accordance with its terms, and the Principal Shareholder shall not be in breach in any material respect of either such agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

     7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of the Company:

               (a)     by mutual written consent duly authorized by the Boards of Directors of Buyer and the Company;

               (b)     by either the Company or Buyer if the Merger shall not have been consummated prior to August 31, 2005 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

               (c)     by either the Company or Buyer if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable;

               (d)     by either the Company or Buyer if (i) the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (or any adjournment thereof) or (ii) the Buyer Shareholder Approval shall not have been obtained at the Buyer Shareholders Meeting (or any adjournment thereof);

               (e)     by Buyer, if the Board of Directors of the Company or the Company, as the case may be, shall have (i) made a Company Change in Recommendation, whether or not permitted by the terms hereof; provided, however, that if following the 75th day following the date hereof (A) Buyer shall have provided the Company with a written notice of its intention to terminate the Agreement pursuant to this Section 7.1(e)(i) at least five business days prior to termination and (B) the Board of Directors of the Company shall have failed to (x) reaffirm the Company Recommendation or (y) terminate any discussions or negotiations with any third party concerning any Acquisition Proposal, in each case within five business days after Buyer’s notice, (ii) failed to call the Company Shareholders Meeting in accordance with Section 5.1(d) within five business days following the later of the declaration by the SEC of the Form S-4 Registration Statement effective and the approval of the Prospectus by the ISA, (iii) failed to reaffirm the Company Recommendation within ten business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iv) breached in any material respect any provision of Section 5.6(a);

               (f)     by either Buyer or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 6.2(a) or (b) (in the case of a breach by Buyer) or Section 6.3(a) or (b) (in the case of a breach by the Company), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

               (g)     By the Company, if any of the conditions set forth in Section 6.1 or 6.2 shall have become incapable of fulfillment by the Termination Date and shall not have been waived by the Company;

               (h)     By Buyer, if any of the conditions set forth in Section 6.1 or 6.3 shall have become incapable of fulfillment by the Termination Date and shall not have been waived by Buyer;

               (i)     By the Company, if the Board of Directors of Buyer shall have (i) made a Buyer Change in Recommendation, or (ii) failed to call the Buyer Shareholders Meeting in accordance with Section 5.1(d) within five business days following the later of the declaration by the SEC of the Form S-4 Registration Statement effective and the approval of the Prospectus by the ISA; or

               (j)     By the Company at any time on or prior to the 75th day following the date hereof, to accept a Superior Proposal; provided, that the Company has complied in all material respects with its obligations under Section 5.6 and with the applicable requirements of Section 7.3(b).

     Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 7.1 shall not be available to any party that (i) is in material breach of its obligations hereunder or (ii) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of any party hereunder.

     7.2     Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement pursuant to Section 7.1(b), (c), (d), (e), (f), (g), (h), or (i) shall give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effective. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force and effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Non-Disclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3     Fees and Expenses.

               (a)     Other than as specifically provided in this Section 7.3 or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated, except that (i) filing fees in connection with the filing with the SEC of the Form S-4 Registration Statement and the Prospectus, (ii) filing fees payable under or pursuant to the HSR Act, (iii) all printing, mailing and related expenses incurred in connection with printing and mailing of the Form S-4 Registration Statement and the Prospectus, and (iv) any filing fees in connection with filings with any Israeli Governmental Entity shall be shared equally by Buyer and the Company, whether or not the Merger is consummated.

               (b)     If this Agreement is terminated pursuant to:

                    (i)     Section 7.1(e) prior to the Company Shareholders Meeting or 7.1(j); or

                    (ii)     Section 7.1(d)(i), and (A) after the date hereof and prior to the Company Shareholder Meeting at which the Company failed to obtain the requisite vote there shall be outstanding or there shall have been publicly announced a plan or proposal with respect to an Acquisition Proposal and (B)(1) within 12 months after such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (substituting “20%” for “15%” in the definition thereof) or (2) within six months after such termination the Company shall have entered into a definitive agreement with respect to any transaction or series of transactions which, had such been proposed during the term of this Agreement, would have constituted an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof), provided that the transactions contemplated by the Acquisition Proposal described in the immediately preceding clause (1) or (2), as applicable, are subsequently consummated; or

                    (iii)     Section 7.1(b), to the extent resulting from a material breach by the Company, or Section 7.1(f), to the extent terminated by Buyer, and, in any such case, (A) after the date hereof and prior to or at the time of such termination, there shall be outstanding, there shall have been under consideration by the Company or there shall have been publicly announced a plan or proposal with respect to an Acquisition Proposal and (B)(1) within 12 months after termination of the Agreement the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (substituting “20%” for “15%” in the definition thereof) or (2) within six months after such termination the Company shall have entered into a definitive agreement with respect to any transaction or series of transactions which, had such been proposed during the term of this Agreement, would have constituted an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof), provided that the transactions contemplated by the Acquisition Proposal described in the immediately preceding clause (1) or (2), as applicable, are subsequently consummated;

then Buyer would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Buyer for such damages the Company shall pay to Buyer the amount of $25,000,000 by wire transfer in immediately available funds to an account designated by Buyer as liquidated damages (the “Termination Fee”). The Termination Fee shall be due and payable (A) in the case of any termination by Buyer, within three business days of termination of this Agreement and (B) in the case of any termination by the Company, immediately prior to (and as condition to) such termination; provided, however, that in the case of clauses (ii) and (iii) of this Section 7.3(b), the Termination Fee shall be due and payable immediately prior to the consummation of the transactions contemplated by the Acquisition Proposal. It is specifically agreed that the amount to be paid pursuant to this Section 7.3(b) represents liquidated damages and not a penalty.

               (c)     If this Agreement is terminated pursuant to Section 7.1(d)(i) in circumstances under which the provisions of Section 7.3(b)(ii) are inapplicable, then the Company shall pay to Buyer an amount equal to lesser of (i) Buyer’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation all attorneys’, accountants and investment bankers’ fees and expenses) and (ii) $5,000,000, by wire transfer of immediately available funds to an account designated by Buyer within three business days of such termination.

               (d)     If this Agreement is terminated pursuant to Section 7.1(d)(ii), then Buyer shall pay to the Company an amount equal to lesser of (i) the Company’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation all attorneys’, accountants’ and investment bankers’ fees and expenses) and (ii) $5,000,000, by wire transfer of immediately available funds to an account designated by the Company within three business days of such termination.

                    (e)     The remedies provided under Sections 7.3(b), 7.3(c) and 7.3(d) shall be exclusive of all other remedies at law or in equity; provided, however, that in the event of a willful breach by a party of any of its representations or warranties or willful failure to comply with any of its covenants or obligations contained in this Agreement, such remedies shall be non-exclusive and the other party shall be entitled to pursue any other remedy at law or in equity in respect of such breach or failure to comply.

     7.4     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Buyer, Merger Sub and the Company; provided, however, that after the vote by the shareholders of the Company, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders.

     7.5     Extension; Waiver. At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

     8.1     Non-Survival of Representations and Warranties. The representations and warranties of the Company, Buyer and Merger Sub contained in this Agreement shall terminate and be of not further force and effect as of the Closing, and only the covenants that by their terms contemplate performance after the Closing shall survive the Closing.

     8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)     if to Buyer, to:

Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attention: Chief Executive Officer
Telecopier: 269-673-7535
and

Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attention: General Counsel
Telecopier: 269-673-1386

with a copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attention:. Randall B. Sunberg, Esq.
Telecopier: 609-919-6639

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Robert G. Robison, Esq.
Telecopier: 212-309-6001

and to:

Fischer Behar Chen & Co.
3 Daniel Frisch
Tel-Aviv 64731
Israel
Attention: Avraham Well, Adv.
Telecopier: 972-3-6091116

if to the Company, to:

Agis Industries (1983) Ltd.
29 Lehi Street
Bnei-Brak 51200
Israel
Attention: Chief Executive Officer
Telecopier: 972-3-577-3500

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telecopier: 212-735-2000
Attention: David Fox, Esq.
Thomas W. Greenberg, Esq.

and to:

Rosenberg, Hacohen, Goddard & Ephrat
24 Raoul Wallenberg Street
Tel-Aviv 69719
Israel
Telecopier: 972-3-766-6567
Attention: Dan Hacohen, Adv.

     8.3     Construction.

               (a)     For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement and each item disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement; provided, however, that any item disclosed in any section of the Company Disclosure Schedule or the Buyer Disclosure Schedule pursuant to any section hereof shall be deemed to be disclosed on each other section of the Company Disclosure Schedule or the Buyer Disclosure Schedule, respectively, but only to the extent the applicability of the item to such other section is reasonably apparent from the disclosure made; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under U.S. or Israeli GAAP, as applicable; and (vii) when an item is described as having been “made available”, it was included in a “data room” located at the New York offices of Skadden, Arps, Meagher, Slate & Flom LLP on October 4-8, 2004 or in a “data room” located at the offices of Rosenberg, Hacohen, Goddard &

Ephrat on October 17-19, 2004, or otherwise provided by the Company or its Representatives to Buyer or its Representatives.

               (b)     For the purposes of this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

               (c)     For the purposes of this Agreement, the term “Knowledge” means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the executive officers or directors of such party, provided that such persons shall have made due and diligent inquiry of those employees of such party whom such executive officers reasonably believe would have actual knowledge of the matters represented.

               (d)      For the purposes of this Agreement, the term “person” means individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, Governmental Entity or other legal entity.

               (e)     For purposes of this Agreement, the term “subsidiary” of any person shall mean any corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other legal entity of any kind of which such person (either alone or through or together with one or more of it subsidiaries) owns, directly or indirectly, 50% or more of the capital stock or other equity interests, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity.

     8.4     Counterparts. This Agreement may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Non-Disclosure Agreement, the Company Disclosure Schedule and the Buyer Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Non-Disclosure Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement except as provided in Section 7.2 hereof; and (b) except as set forth in Section 5.10, are not intended to confer upon any other person any rights or remedies hereunder.

     8.6     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

     8.7     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8     Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction; provided, however, that any matter involving the internal corporate affairs of the Company or any party hereto shall be governed by the provisions of the jurisdictions of its incorporation. The rights of the shareholders of the Company, if any, shall be governed by the Laws of the State of Israel.

     8.9     Rules of Construction. The parties hereto agree that they have jointly drafted and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11     CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL

ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED ONLY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     8.12     WAIVER OF JURY TRIAL. EACH OF BUYER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PERRIGO COMPANY
By:	/s/ David T. Gibbons
	Name:	David T. Gibbons
	Title:	Chairman, President and Chief Executive Officer

AGIS INDUSTRIES (1983) LTD.
By:	/s/ Moshe Arkin
	Name:	Moshe Arkin
	Title:	President and Chairman

PERRIGO ISRAEL OPPORTUNITIES LTD.
By:	/s/ Todd W. Kingma
	Name:	Todd W. Kingma
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]